Exhibit 4.17

DATED AS OF JULY 29, 2011

FLY LEASING LIMITED, as Buyer,

THE SELLERS IDENTIFIED HEREIN, as Sellers

AND

GLOBAL AVIATION ASSET MANAGEMENT PTY LTD, as trustee of

THE GLOBAL AVIATION ASSET MANAGEMENT UNIT TRUST, as Sellers’ Representative

AND

KAFIG PTY LTD solely with respect to Section 8.15 and Articles 5, 12 and 13

PURCHASE AGREEMENT

EXHIBITS

Exhibit A	Record Owners of Capital Interests
Exhibit B	Seller Purchase Price Percentage
Exhibit C	Aircraft Lease Rental Calculation
Exhibit D	Interest and Principal of Indebtedness
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Calculation Methodology for Accrued and Unpaid Liabilities and Receivables that are Due and Receivable (excluding aircraft rents and any adjustments for liabilities associated with Aircraft or any liabilities under any Lease))
Exhibit H	Calculation of Pre-original Transaction Closing Date Revenue and Calculation of Pre-original Transaction Closing Date Interest Expenses
Exhibit I	Buyer’s announcement to United States Securities Exchange Commission and press release

SCHEDULES

Schedule 4.05	Sellers Capital Interests Subject to Contract
Schedule 5.04	Indemnifying Entity Minimum Net Worth
Schedule 6.03(a)	Company Subsidiaries
Schedule 6.03(b)	Irrevocable Proxies and Voting Agreements
Schedule 6.04	Company Defaults or Conflicts
Schedule 6.06(a)	Exceptions to Financial Statements
Schedule 6.06(b)	Absence of Undisclosed Liabilities
Schedule 6.06(c)	Disclosed Potential Liabilities
Schedule 6.07(a)	Intellectual Property Rights
Schedule 6.09(a)	Disclosed Documents
Schedule 6.09(b)	Exceptions to Disclosed Documents
Schedule 6.09(c)	Documents that have been designated "Finance Document" under the A&L Facility and RBS Facility
Schedule 6.10	Litigation
Schedule 6.11	Taxes
Schedule 6.13(a)	Employees
Schedule 6.13(b)	Employee Benefit Plans
Schedule 6.14(b)	Leased Real Property
Schedule 6.15	Affiliate Contracts
Schedule 6.16	No Material Adverse Effect
Schedule 6.19(a)(i)	Company Aircraft
Schedule 6.19(a)(ii)	Company Engines
Schedule 6.19(a)(iii)	Exceptions to Ownership
Schedule 6.19(b)	Notices of Termination, Extension or Contributions
Schedule 6.19(c)	Tail Strikes, Hard Landings and Similar Incidents or Accidents
Schedule 6.19(f)	Exceptions to Aircraft Specification and Inspection Reports
Schedule 6.19(g)	Provision of Lease Documents
Schedule 6.19(i)	Events of Default in the Leases
Schedule 6.19(l)	Aircraft Options
Schedule 6.19(m)	Aircraft Record Location
Schedule 6.19(n)	Material Defaults or Breaches of Lease Documents
Schedule 6.19(o)	Offsets and Delinquent Rent Payments
Schedule 6.19(p)	Payment Accounts
Schedule 6.19(q)	Maintenance Reserves and Security Deposits
Schedule 6.19(r)	Requisition, sublease or charter of Aircraft
Schedule 6.19(t)	Conduct of Business
Schedule 6.20	Conduct of Business pre-signing
Schedule 8.01	Conduct of Business of the Company
Schedule 8.08(a)	Certain Employment Agreements
Schedule 8.08(b)	Certain Real Property Leases and Disclosed Documents

Schedule 8.08(j)	Missing Original Document List
Schedule 8.13	Audit Timetable
Schedule 9.03(f)	Original executed copies of Lease Documents

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is dated as of July 29, 2011, by and among:

(1)	FLY LEASING LIMITED, a company incorporated under the laws of Bermuda (“Buyer”);

(2)	LJCB GLOBAL INVESTMENTS PTY LIMITED ACN 131 753 369, a company incorporated under the laws of Victoria, Australia (“LJCB Global”), GLOBAL AVIATION HOLDINGS PTY LIMITED ACN 113 830 112, a company incorporated under the laws of Victoria, Australia (“Global Aviation”), LJCB INTERNATIONAL AVIATION HOLDINGS PTY LIMITED ACN 113 830 121, a company incorporated under the laws of Victoria, Australia (“LJCB International”), WOOLLEY GAL PTY LIMITED ACN 133 408 161, a company incorporated under the laws of New South Wales, Australia (“Woolley”), LJCB OA PTY LTD ACN 142 847 658, a company incorporated under the laws of Victoria, Australia (“LJCB OA”), LJCB MANAGEMENT PTY LTD ACN 123 967 546 AS TRUSTEE OF THE LJCB MANAGEMENT UNIT TRUST, a company incorporated under the laws of Victoria, Australia (“LJCB Management”), LJCB INVESTMENTS PTY LTD ACN 111 110 877 AS TRUSTEE OF THE LJCB FAMILY TRUST, a company incorporated under the laws of Victoria, Australia (“LJCB Family Trust”), and LJCB HOLDINGS PTY LTD ACN 113 830 103, a company incorporated under the laws of Victoria, Australia (“LJCB Holdings” and, collectively with LJCB Global, Global Aviation, LJCB International, Woolley, LJCB OA, LJCB Management and LJCB Family Trust, the “Sellers” and each individually a “Seller”);

(3)	GLOBAL AVIATION ASSET MANAGEMENT PTY LTD ACN 114 612 896 AS TRUSTEE OF THE GLOBAL AVIATION ASSET MANAGEMENT UNIT TRUST, a company incorporated under the laws of Australia (the “Sellers’ Representative”); and

(4)	KAFIG PTY LTD ACN 005 137 879 (“Indemnifying Entity”), solely with respect to Section 8.15 and Articles 5, 12 and 13.

RECITALS

(A)	WHEREAS, the Sellers own all of the issued and outstanding Capital Interests, Loan Notes and Aviation Loans of the Companies (other than Judbury), in each case in the respective amounts set forth on Exhibit A attached hereto; and

(B)	WHEREAS, the Sellers desire to sell the Capital Interests, Loan Notes and Aviation Loans to the Buyer, and the Buyer desires to purchase the Capital Interests, Loan Notes and Aviation Loans from the Sellers, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“A&L Facility” means the Umbrella Loan Agreement, dated 14 November 2007, among Shire Aviation Australia Pty Ltd. as trustee of The Durbar Aviation Unit Trust, the lenders named therein as a party thereto, Alliance & Leicester Commercial Finance PLC, as facility agent, Santander UK PLC, as hedging counterparty and Alliance & Leicester Commercial Finance PLC, as security trustee.

“Actual Adjustment” means (x) the Purchase Price as finally determined pursuant to Section 2.04, minus (y) the Estimated Purchase Price, which, for the avoidance of doubt, may be a positive or a negative number.

“Actual Adjustment Payment Date” means the date the amount of the Actual Adjustment is actually paid pursuant to, and in accordance with, Section 2.04.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for the purposes of this Agreement, the Sellers’ Representative and its wholly owned Subsidiaries are deemed to be Affiliates of the Companies and each of their Subsidiaries.

“Air France Reduction” means that the Sellers will indemnify the Buyer pursuant to Section 12.02(e) for any amounts up to $1,000,000 required to be paid to Air France with regard to the Aircraft on lease to Air France (MSN 29) as a result of modifications (as defined in clause 12.7.1 in the aircraft lease agreement between Societe Air France and International Lease Finance Corporation dated 10 January 2003 (which for the purposes of this definition shall not include any amendments to the Lease made after the date hereof)) to such Aircraft that would give rise to any lessor contributions (as defined in clause 12.8 in that Lease) under such Lease.

“Aircraft” means, together, (a) an airframe, (b) the associated Engines and (c) all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in, belonging to or furnished with such Aircraft.

“Antitrust Laws” means the HSR Act and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audited Balance Sheets” shall have the meaning as set forth in the definition of Audited Financial Statements.

“Audited Financial Statements” means the audited consolidated (if applicable) balance sheets of the Companies (other than Judbury) and the Company Subsidiaries as of June 30, 2008, June 30, 2009 and June 30, 2010 and Judbury as of June 30, 2009 (the “Audited Balance Sheets”), and the related consolidated (if applicable) statements of income and cash flows of the Companies and the Company Subsidiaries as audited by their auditor, whose opinion thereon is included therewith, together with the notes and schedules thereto.

“Aviation” means the trust known as “The Aviation Solutions Unit Trust” and established by the deed of trust dated 20 February, 2007 declared by the Aviation Trustee.

“Aviation Loans” means the loans provided to Aviation by LJCB Family Trust and Woolley.

“Aviation Trustee” means Commercial Aviation Solutions Australia Pty Limited (ACN 122 938 809), a company incorporated in Australia.

“Bank of Scotland Facility” means the Umbrella Loan Agreement, originally dated 29 August 2006, as amended and restated on 5 December 2006, 12 June 2007 and 17 December 2007, further amended on 11 December 2008, further amended and restated on 12 April 2010, and further amended on 22 October 2010 and 26 July 2011 among Baker & Spice Aviation Limited, Commercial Aviation Solutions Australia Pty. Ltd as Trustee for the Aviation Solutions Unit Trust, and Coronet Aviation Australia Pty. Ltd as Trustee for the Barcom Aviation Unit Trust, as borrowers, the Lenders named therein, Bank of Scotland PLC, as facility agent, Bank of Scotland PLC, as security trustee and Bank of Scotland PLC, as hedging bank.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Dublin, Ireland, Sydney, Australia or New York, New York, USA are authorized or required by law or executive order to close.

“Capital Interests” means, with respect to the Companies or any Company Subsidiaries, (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of a trust, any and all units or other ownership interests thereof (however designated), (iii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated), (iv) in the case of a partnership or limited liability company, any and all partnership interests (whether general or limited) or limited liability company membership or other interests, and (v) in any case, any options, warrants or other similar arrangements to acquire any of the foregoing.

“Cash Adjustment” means (x) the Cash Balance Amount, minus (y) the Unrestricted Cash Amount, which, for the avoidance of doubt, may be a positive or negative number.

“Cash Balance Amount” means the unrestricted cash balance of the Companies and the Company Subsidiaries as of the Completion Accounts Date as determined in accordance with IFRS.

“Cecil” means the trust known as “The Cecil Aviation Unit Trust” and established by the deed of trust dated 18 October, 2007 declared by Cecil Trustee.

“Cecil Loan Notes” means the loan notes issued to Judbury pursuant to the loan note deed poll dated 14 November, 2007.

“Cecil Trustee” means Arden Aviation Australia Pty Ltd (ACN 127 749 320), a company incorporated in Australia.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” means Aviation, Aviation Trustee, GAHF Cayman and Judbury, collectively, and each of the foregoing individually, a “Company”.

“Completion Accounts Date” means midnight (Sydney, Australia Time) June 30, 2011.

“Confidentiality Agreement” means, collectively, (i) the confidentiality agreement, dated June 21, 2010, by and between the Sellers’ Representative and BBAM Limited Partnership and (ii) the confidentiality provisions contained in Section 7 of that certain letter agreement, dated May 1, 2011, by and between the Sellers and the Buyer.

“Deed of Settlement and Release” means the document entitled deed of settlement and release dated on or about the date of this Agreement between Judbury, Keybridge Capital Limited, LJCB Holdings, the Sellers’ Representative, the Buyer and others.

“Dublin Lease” means the memorandum of agreement by and between Bridget Foley, Frank Foley and Timothy Foley and GAHF (formerly known as Mayfair Aviation Holdings Limited), dated September 10, 2007, with respect to the Dublin Property.

“Dublin Lease TSA Period Amount” means $80,520.

“Dublin Lease Remainder Amount” an amount equal to $447 per day for the period commencing on the date that is six months after the Closing Date until 10 May 2012.

“Dublin Property” means the GAHF’s leased offices at 32 Fitzwilliam Place, Dublin 2, Ireland which are the subject of the Dublin Lease.

“Employment Liability” means all liabilities arising from the Company’s employment of its employees or any relationship of employment asserted by the Irish Employees in respect of the Buyer Indemnified Parties (including, for the avoidance of doubt, under the Transfer Regulations).

“Encumbrance” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever, whether voluntarily incurred or arising by operation of law but shall not include, for the avoidance of doubt, Permitted Encumbrances.

“Engines” means (a) with respect to each Aircraft, the engines related to that Aircraft and title to which has vested in the owner of that Aircraft or, with respect to all Aircraft, all of those engines and (b) each other engine owned by or leased to a Company or a Company Subsidiary, in each case, whether or not attached to an Aircraft. For the avoidance of doubt, references to Engines shall include engines which shall have replaced another engine under the relevant Lease if title to such replacement engine shall have passed to the lessor under such Lease.

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Sellers’ Representative and calculated in accordance with this Agreement.

“Excluded Liability” means any and all Liabilities (i) in respect of Transfer Taxes (other than Transfer Taxes payable by Buyer under Section 8.09(b)) and Taxes of the Companies and each Company Subsidiary assessed or incurred in or in respect of, or attributable to, any period (or portion thereof) prior to June 30, 2011 (other than those Taxes that are used to determine the Purchase Price), (ii) owed by a Company to any Seller or any Affiliate of any Seller, (iii) any Employment Liability or (iv) that are not of a category disclosed in the relevant Audited Financial Statements or Unaudited Financial Statements and relate to or arise out of any act, omission or state of affairs that occurred, arose or existed before June 30, 2011 (which shall not, for the avoidance of doubt, include any liabilities, accruals or provisions associated with any Aircraft or any Lease).

“Existing Indebtedness Facilities” means the A&L Facility, the RBS Facility, the Nord LB Facility, the Bank of Scotland Facility and the GE Japan Corp. Facility.

“Event of Loss” with respect to any Aircraft or Engine, bears the meaning ascribed to such term, or the substantially equivalent term, in the Lease (or, to the extent any Aircraft is not subject to a Lease as of the date hereof, substantially equivalent to the meaning ascribed to such term in the Leases generally) to which such Aircraft or Engine, as the case may be, is subject as of the date hereof.

“GAHF” means GAHF (Ireland) Limited, a company incorporated under the laws of the Republic of Ireland.

“GAHF Cayman” means Global Aviation Holdings Fund Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“GAHF Loan Notes” means the loan notes issued by GAHF to the Sellers pursuant to the loan note deed poll dated 21 June, 2007.

“GE Japan Corp. Facility” means the Facility Agreement, dated 4 August 2010, among GAAM China No. 1 Limited, GE Japan Corporation, in each of its various capacities as agent and security agent and each of the financial institutions named therein.

“Governmental Authority” any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“HBOS Amended and Restated Agreement” means the Amendment and Restatement Agreement dated on or about the date hereof by and between Baker & Spice Aviation Limited, Commercial Aviation Solutions Australia Pty. Ltd. as trustee for The Aviation Solutions Unit Trust, Coronet Aviation Australia Pty. Ltd. as trustee for The Barcom Aviation Unit Trust, Bank of Scotland plc as the facility agent, the hedging bank and the security trustee, and the lenders party thereto, which supplements and amends the Bank of Scotland Facility.

“HBOS Consent Fee” means the fee payable pursuant to the HBOS Amended and Restated Agreement in the maximum amount of $250,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards consistently applied.

“Indebtedness” means, of any Person, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) obligations under any interest rate, currency or other currency hedging agreement,

(d) obligations under any performance bond or letter of credit, but only to the extent drawn or called, (e) the amount of any factored or discounted receivables, (f) all capitalized lease obligations as determined under IFRS, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, and (h) for clauses (a) through (g) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments which would be incurred if all of such Indebtedness were repaid on June 30, 2011 (whether or not such Indebtedness is to be repaid on June 30, 2011). For the avoidance of doubt, Indebtedness shall not include (i) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (ii) any intercompany Indebtedness between a Company and any Company Subsidiary or between Company Subsidiaries, (iii) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by any Company or any Company Subsidiary), (iv) any endorsement of negotiable instruments for collection in the ordinary course of business and (v) any deferred revenue.

“Indebtedness Documents” means the “Finance Documents” or the “Transaction Documents” (as applicable) as defined in each of the Existing Indebtedness Facilities.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 12.

“Indemnifying Entity” means Kafig Pty Ltd ACN 005 137 879 or such other entity that the Indemnifying Entity may nominate from time to time to replace it as the Indemnifying Entity to comply with its unfulfilled obligations pursuant to this Agreement.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 12.

“IRS” means the U.S. Internal Revenue Service.

“Judbury” means Judbury Investments Pty Limited ACN 122 315 039.

“Lease” means, with respect to each Aircraft, any bailment, lease, conditional sale, hire purchase or charter with a Lessee relating to such Aircraft.

“Lessee” means, with respect to each Aircraft, the airline lessee of such Aircraft.

“Liabilities” means all liabilities or obligations and Losses arising therefrom or relating thereto (whether known, unknown, absolute, contingent or otherwise).

“Loan Notes” means the GAHF Loan Notes.

“Losses” means any and all damages, fines, fees, penalties, deficiencies, liabilities, claims, losses (including loss of value), demands, judgments, settlements, actions,

obligations and costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Maintenance Reserves” means rent (whether called additional rent, supplemental rent, utilization rent, maintenance reserve or any similar term) that is in addition to a base rent for the Aircraft (regardless of how such base rent is calculated) payable under a Lease in respect of the airframe, engines, life-limited engine parts, landing gear and/or auxiliary power unit of an Aircraft based on hours or cycles of operation or passage of time, with respect to maintenance of the Aircraft.

“Manuals and Technical Records” means, with respect to each Aircraft or each Engine, all records, logs, technical data and manuals relating to the maintenance and operation of that Aircraft (including all documents defined as Aircraft Documentation under the relevant Lease) or that Engine, which the Lessee of that Aircraft is required by the terms of the relevant Lease to return to the lessor under that Lease upon the expiration or termination of the term of that Lease, together with any similar documents maintained by any Company Subsidiary with respect to any period when an Aircraft was not subject to a Lease.

“Material Adverse Effect” means any event, change, effect, circumstance, condition, development or occurrence that, individually or in the aggregate, is or would reasonably be expected to, (1) be materially adverse to the business, assets, condition (financial or otherwise), prospects, properties, liabilities or results of operations of the Companies and the Company Subsidiaries, taken as a whole, or (2) cause any Seller or any Company to be unable to timely consummate the transactions contemplated hereby or to perform any of their material obligations under this Agreement; provided, however, that any adverse change, event, effect or circumstance to the extent arising from or related to (a) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (b) any change that is generally applicable to the industries or markets in which the Companies and the Company Subsidiaries operate, unless the impact of such conditions on the Companies and the Company Subsidiaries is disproportionate relative to other similarly situated companies (c) the public announcement of the transactions contemplated by this Agreement or (d) any actions of the Buyer, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred.

“Nord LB Facility” means the Loan Agreement, dated 14 November 2007, among GAHF (Ireland) Limited as borrower, Global Aviation Holdings Fund Limited, as sponsor, Caledonian Aviation Holdings Limited, as purchaser, and Norddeutsche Landesbank Girozentrale, in each of its various capacities as initial lender, facility agent and security trustee, as amended from time to time.

“Original Transaction Closing Date” means July 1, 2011

“Part” means any part, component, appliance, accessory, instrument or other item of equipment (other than any Engine) installed in or attached to any Aircraft (or part thereof) or Engine.

“Permitted Encumbrances” means, in connection with an Aircraft or any Company Subsidiary, (a) any lease of an Aircraft currently in effect between any Company or Company Subsidiary (or, (i) in the case of the Aircraft with manufacturer’s serial numbers 1515, 1818, 2609, 2626 and 35785, Wells Fargo Bank Northwest, National Association, as owner trustee and (ii) in the case of the Aircraft with manufacturer’s serial number 28223, International Lease Finance Corporation) as lessor and an airline as lessee, including any Encumbrances, howsoever described, permitted under any such lease; (b) any lien for Taxes or other governmental charges not assessed, or if assessed, not yet due and payable, or being contested in good faith by appropriate proceedings; (c) any Encumbrance or other such security interest whatsoever from time to time created by or through a Company or Company Subsidiary pursuant to the transactions contemplated by the leasing of any Aircraft, or (d) any Encumbrance or other such security interest whatsoever from time to time created by or through a company or Company Subsidiary for the purposes of the structured loan financing of any Aircraft.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Pre-Original Transaction Closing Date Revenue” means all cash revenue received or due to be received (whether or not received) during the period from January 1, 2011 to and including June 30, 2011 attributable to the Leases including without limitation, any rent or Lessee default interest payments received or due to be received from a Lessee calculated as set out in Exhibit H.

“Pre-Original Transaction Closing Date Interest Expenses” means any interest and principal expenses paid or due to be paid on indebtedness related to the Aircraft during the period from January 1, 2011 to and including June 30, 2011 calculated as set out in Exhibit H.

“Pre-Original Transaction Closing Date Overhead Expenses” means $3,500,000.

“Purchase Price” means an amount equal to (i) $158,785,381 plus (ii) the Ticking Fee, if any, plus (iii) the Cash Adjustment, plus (iv) the Dublin Lease TSA Period Amount minus (v) $8,173,188 representing the relevant Lease rental received or receivable prior to the Completion Accounts Date for each Aircraft prorated on a daily basis for the period from (but excluding) the Completion Accounts Date to the first Lease rental due date thereafter (as shown on Exhibit C) minus (vi) $3,987,201 representing the interest and principal attributable to each Aircraft prorated on a daily basis from the last interest payment date for the

Indebtedness related to such Aircraft to the Completion Accounts Date as shown in Exhibit D minus (vii) all other accrued and unpaid liabilities calculated in a manner consistent with Exhibit G (which shall not, for the avoidance of doubt, include any liabilities, accruals or provisions associated with any Aircraft or any Lease), plus (viii) any prepayments or other receivables that are due and receivable (excluding aircraft rents) and, in each case, that are of the type set forth on Exhibit G and calculated in a manner consistent with Exhibit G as of the Completion Accounts Date, minus (ix) the Dublin Lease Remainder Amount minus (x) the HBOS Consent Fee.

“RBS Facility” means the Amended and Restated Facility Agreement, dated 31 August 2006, among Richoux Aviation Limited, the lenders named as a party thereto, RBS Aerospace Limited, as arranger, and The Royal Bank of Scotland PLC as agent and security trustee for the lenders, as amended from time to time.

“Replacement UK Process Agent” means BBAM UK Limited at Orchard Lea, Drift Road, Winkfield, Windsor, SL4 4RU.

“Security Deposit” means, for any Aircraft, the amount (whether in the form of cash, a letter of credit, guarantee, promissory note or otherwise) set forth opposite the term “Security Deposit” in respect of such Aircraft on Schedule 6.19(q).

“Seller Purchase Price” means an amount equal to the Estimated Purchase Price minus the PPA Escrow Amount minus the amounts paid to Keybridge Capital Ltd. pursuant to Section 2.03(ii).

“Seller Purchase Price Amount” means, for each Seller, an amount equal to (i) the Seller Purchase Price, multiplied by (ii) the Seller Purchase Price Percentage applicable to such Seller as outlined in Exhibit B.

“Seller Purchase Price Percentage” means, for each Seller, the percentage set forth next to such Seller’s name on Exhibit B attached hereto.

“Subsidiary” means, of any Person or a trust, any corporation, partnership, limited liability company, limited liability partnership, joint venture, company, trust or other legal entity of which such Person or trust (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors, trustee or other governing body of such legal entity or of which such Person controls the management, but, for the purposes of this Agreement, the Sellers’ Representative and its Subsidiary are deemed not to be Subsidiaries of the Companies or any of their Subsidiaries.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Governmental Authority (or any other Person) in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all U.S. federal, state, provincial, local, municipal, non-U.S. and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, abandoned property, escheat, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Ticking Fee” means an amount equal to 3.5% per annum on an amount equal to $112,200,000 accruing from the Original Transaction Closing Date (without regard to an extension thereof as permitted hereunder) until the Closing Date on the basis of a 365 day year, provided however, that no Ticking Fee shall accrue after the Walk-Away Date if the Buyer has served a Buyer Notice pursuant to Section 11.01(c).

“Transfer Regulations” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003.

“Transition Services Agreement” means the agreement, substantially in the form attached as Exhibit F, which shall be executed at the same time as the execution of this Agreement.

“Unaudited Balance Sheets” shall have the meaning as set forth in the definition of Unaudited Financial Statements.

“Unaudited Financial Statements” means the unaudited consolidated (if applicable) balance sheets of the Companies and the Company Subsidiaries as of September 30, 2010, December 31, 2010 and March 31, 2011 (the “Unaudited Balance Sheets”) and the related consolidated (if applicable) statements of income of the Companies and the Company Subsidiaries, as prepared by the Companies; provided, however, in the case of Judbury, Unaudited Financial Statements means the unaudited balance sheets of Judbury as of June 30, 2010 and December 31, 2010 and the related statements of income of Judbury.

“Unrestricted Cash Amount” means $21,759,931 representing an amount equal to (i) $3,000,000 plus (ii) the Pre-Original Transaction Closing Date Revenue minus (iii) the Pre-Original Transaction Closing Date Interest Expenses minus (iv) the Pre-Original Transaction Closing Date Overhead Expenses.

Section 1.02. Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Accounting Firm	2.04(c)
Actual Value	2.04(d)(iii)
Affiliate Contracts	6.15
Agreement	Preamble
Aircraft Claims	6.17
Aircraft Insurance Policies	6.17
Aircraft Records Location	6.19(m)
Break Fee Agreement	8.12
Buyer	Preamble
Buyer Indemnified Parties	12.02
Buyer Notice	11.01(c)

Closing	3.01
Closing Consideration Schedule	2.02
Closing Date	3.01
Company Aircraft	6.19(a)
Company Benefit Plans	6.13(b)
Company Engines	6.19(a)
Company Subsidiary	6.03(b)
Current Terms Disclosure Documents Dispute Settlement Date	8.18 6.09(a) 2.04(c)

Escrow Agent	2.05(a)
Escrow Agreement	2.05(a)
Estimated Purchase Price Calculations	2.02
GAHF Cayman Subsidiary	6.03(a)
Global Aviation	Preamble
High Value	2.04(d)(ii)
Indemnifying Entity	Preamble
Indemnifying Entity Minimum Net Worth	5.04
Indemnity Amount	12.04
Indemnity Escrow Account	8.15(c)
Intellectual Property Rights	6.07(b)
IP License	6.07(a)
Judbury Subsidiary	6.03(b)

Lease Documents	6.09(a)(i)
Leased Real Property	6.14(b)
LJCB Family Trust	Preamble
LJCB Global	Preamble
LJCB International	Preamble
LJCB Management	Preamble

Term	Section
LJCB OA	Preamble
Low Value	2.04(d)(i)
Nord LB Consent	9.06
Outstanding Lease Payments	8.11
Payment Account	6.19(p)
Permits	6.12
Policies	6.17
PPA Escrow Account	2.03(iii)
PPA Escrow Amount	2.03(iii)
Purchase Price Calculations	2.04(a)
Purchase Price Dispute Notice	2.04(b)
Real Property Leases	6.14(b)
Seller Indemnified Parties	12.03
Sellers	Preamble
Sellers’ Representative	Preamble
Survival Period Termination Date	12.01(a)
Transfer Taxes	8.09(b)
Walk-Away Date	11.01(b)
Woolley	Preamble

Section 1.03. Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(m) wherever the words “to the knowledge of the Sellers” is used in this Agreement, it shall be deemed to mean the actual knowledge of Gregory Woolley, Matthew Beach, William Gramolt, Richard Woods, Russ Hubbard, Brian Robins, Janet Barnes or Kevin Murphy after inquiry by such persons of their direct reports and investigation by such persons of the files of the Company directly available to them in the ordinary course of business.

ARTICLE 2

CALCULATION OF PURCHASE PRICE AND PAYMENT

Section 2.01. Purchase and Sale of the Capital Interests, Loan Notes and Aviation Loans. Subject always to Section 2.03, at the Closing provided for in Article 3, upon the terms and subject to the conditions of this Agreement, each Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall acquire from such Seller, good, valid and marketable title to the Capital Interests, Loan Notes and Aviation Loans owned by such Seller as listed on Exhibit A attached hereto, free and clear of all Encumbrances.

Section 2.02. Calculation of Purchase Price. No later than five Business Days prior to the Closing, the Sellers’ Representative shall deliver to the Buyer a calculation of the Estimated Purchase Price (including a good faith estimate of the components thereof) and the Sellers’ Representative shall make the financial records of the Companies and backup materials with respect thereto reasonably available to the Buyer. The calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Estimated Purchase Price Calculations”. Concurrent with delivery of the Estimated Purchase Price Calculations, the Sellers’ Representative shall prepare and deliver to the Buyer a schedule setting forth the respective amounts of the Estimated Purchase Price payable at the Closing to each Seller pursuant to and in accordance with this Section 2.02 (on a holder-by-holder basis), together with the calculations, set forth in reasonable detail, used to derive the foregoing amounts (the “Closing Consideration Schedule”). The Closing Consideration Schedule shall be calculated based on, and the aggregate payment amounts set forth therein shall not exceed, the Estimated Purchase Price. The Estimated Purchase Price Calculations and the Closing Consideration Schedule shall be accompanied by a certificate signed by an authorized officer of the Sellers’ Representative certifying that the information set forth in the Estimated Purchase Price Calculations and the Closing Consideration Schedule was calculated in good faith in accordance with this Agreement. The Estimated Purchase Price Calculations shall control solely for purposes of determining the Estimated Purchase Price and shall not limit or otherwise affect the Buyer’s or Sellers’ remedies under this Agreement or otherwise or constitute an acknowledgment by the Buyer of the accuracy thereof.

Section 2.03. Payment of Purchase Price; Delivery of Transfer Instruments.

(a) At the Closing, the following transactions shall be effected by the parties:

(i) the Buyer shall pay to each Seller by wire transfer of immediately available funds to a bank account or accounts designated in writing by such Seller (such designation to be made at least five (5) Business Days prior to the Closing Date), an amount equal to the Seller Purchase Price Amount for such Seller;

(ii) the Buyer shall pay $45,000,000 plus 33.2% of the Ticking Fee accruing from September 1, 2011 (on behalf of Judbury to fund its repayment to an agreed extent of its indebtedness to Keybridge Capital Limited ACN 088 267 190 as further described in the Deed of Settlement and Release) to Keybridge Capital Ltd. by wire transfer of immediately available funds to the following account:

Correspondent SWIFT ABA #: Beneficiary Bank Account Number SWIFT	The Bank of New York, New York IRVTUS3N 021000018 Commonwealth Bank of Australia, Sydney CTBAAU2S
Beneficiary a/c

(iii) the Buyer shall deposit $1,000,000 of cash (such amount, the “PPA Escrow Amount”) into an escrow account (the “PPA Escrow Account”), which shall be established pursuant to the Escrow Agreement, to hold in an account separate from any Indemnity Escrow Account and to distribute in accordance with the terms of this Agreement and the Escrow Agreement; and

(iv) provided that the Buyer has fully complied with its obligations under sub-paragraphs (i) and (ii) of this Section 2.03 each Seller and the Escrow Agent have actual receipt of the funds transferred to it under sub-paragraphs (i) to (iii), each Seller shall deliver to the Buyer transfer certificates or assignments representing the Capital Interests, Loan Notes and the Aviation Loans (as applicable) owned by such Seller, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(b) All events referred to in paragraph (a) are interdependent and must take place, as far as practicable and to the extent that they have not already taken place simultaneously on the Closing Date. If one action does not take place:

(i) there is no obligation on any party to undertake or perform any other actions; and

(ii) to the extent any actions have already been undertaken, the parties must (at their own cost) do everything required to reverse those actions.

(c) (i) The Buyer agrees that the Seller Purchase Price allocated for the Capital Interests will be the face or par value of those Capital Interests;

(ii) The Buyer must, 45 days after the Closing, provide the Sellers’ Representative with an allocation of the remaining Seller Purchase Price split between the GAHF Loan Notes and the Aviation Loans being sold by the Sellers;

(iii) When allocating the remaining Seller Purchase Price under clause (ii) above the Buyer shall have regard to the appraised values of Aircraft that it will obtain. The Buyer shall provide the Sellers’ Representative with the calculations used to arrive at the Purchase Price allocation in (ii) above and all relevant material supporting such appraisals.

Section 2.04. Purchase Price Adjustment.

(a) As soon as practicable, but no later than 30 days after the Closing Date, the Sellers’ Representative shall prepare and deliver to the Buyer a proposed calculation of the Purchase Price and the components thereof. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Purchase Price Calculations”. The Purchase Price Calculations shall be accompanied by a certificate signed by an authorized officer of the Sellers’ Representative certifying that the information set forth in the Purchase Price Calculations was calculated in good faith in accordance with this Agreement. The Buyer shall cause each of the Companies to make their financial records reasonably available to the Sellers’ Representative so that the Sellers’ Representative may perform and complete the Purchase Price Calculations and in the event that the Buyer does not provide any materials reasonably requested by the Sellers’ Representative within five days of request therefor (or such shorter period as may remain in such 30-day period), such 30-day period shall be extended by one day for each additional day required for the Sellers’ Representative to fully respond to such request.

(b) If the Buyer does not give written notice of dispute (a “Purchase Price Dispute Notice”) to the Sellers’ Representative within 30 days of receiving the Purchase Price Calculations, the Purchase Price Calculations will be deemed to be agreed by the Sellers and the Buyer provided, however, that (A) in the event that the Sellers’ Representative does not provide any materials reasonably requested by the Buyer within five days of request therefor (or such shorter period as may remain in such 30-day period), such 30-day period shall be extended by one day for each additional day required for the Sellers’ Representative to fully respond to such request, and (B) the Purchase Price Dispute Notice may include only objections based on (x) noncompliance with the standards set forth in this Section 2.04 for the preparation of the Purchase Price Calculations or (y) mathematical errors in the calculation of the Purchase Price Calculations. The Purchase Price Dispute Notice shall be accompanied by a certificate signed by the Buyer certifying that the information set forth in the Purchase Price Dispute Notice was calculated in good faith in accordance with this Agreement.

(c) If the Buyer gives a Purchase Price Dispute Notice to the Sellers’ Representative (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute and all other items and amounts not so disputed shall be deemed final), the Buyer and the Sellers’ Representative shall use commercially reasonable efforts to resolve the dispute by no later than the date which is 10 Business Days following receipt of the applicable Purchase Price Dispute Notice from the Buyer (“Dispute Settlement Date”), commencing on the date the Buyer receives the applicable Purchase Price Dispute Notice from the Sellers’ Representative and all such discussions related thereto shall (unless otherwise agreed by the Buyer and the Sellers’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If the Sellers’ Representative and the Buyer do not agree upon a final resolution with respect to such disputed items by the Dispute Settlement Date, then the remaining items in dispute shall be submitted immediately to an independent accounting firm mutually acceptable to the Buyer and the Sellers’ Representative. If the Buyer and the Sellers’ Representative are unable to agree on the choice of an accounting firm within ten Business Days after the Dispute Settlement Date, then the Buyer and the Sellers’ Representative shall select an internationally recognized independent accounting firm by lot (after excluding their respective regularly used accounting firms). Any accounting firm so agreed to (the “Accounting Firm”) shall be required to render a determination of the applicable dispute within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor; provided that the Accounting Firm may (i) only consider those items and amounts as to which the Sellers’ Representative and the Buyer have disagreed within the time periods and on the terms specified above and (ii) only make adjustments based on noncompliance with the standards set forth in this Agreement for the determination of the Purchase Price. The determination made by the Accounting Firm with respect to the remaining disputed items shall not exceed or be less than the amounts proposed by the

Sellers’ Representative and the Buyer, as the case may be. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Sellers’ Representative and the Buyer, and any associated engagement fees shall initially be borne 50% by the Sellers and 50% by the Buyer; provided that such fees shall ultimately be allocated in accordance with Section 2.04(d). The determination of such Accounting Firm shall be conclusive and binding for all purposes of this Agreement. The Sellers’ Representative shall revise the Purchase Price Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.04(c), and, as revised, such Purchase Price Calculations shall be deemed to set forth the final Purchase Price, in each case, for all purposes hereunder (including, without limitation, the determination of the Actual Adjustment).

(d) In the event the Sellers’ Representative and the Buyer submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.04(c), the responsibility for the fees and expenses of the Accounting Firm shall be as follows:

(i) if the Accounting Firm resolves all of the remaining objections in favor of the Buyer’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then all of the fees and expenses of the Accounting Firm shall be paid by the Sellers;

(ii) if the Accounting Firm resolves all of the remaining objections in favor of the Sellers’ Representative’s position (the Purchase Price so determined is referred to herein as the “High Value”), then the Buyer shall be responsible for all of the fees and expenses of the Accounting Firm; and

(iii) if the Accounting Firm neither resolves all of the remaining objections in favor of the Buyer’s position nor resolves all of the remaining objections in favor of the Sellers’ Representative’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid by the Sellers, and the Buyer shall be responsible for the remainder of the fees and expenses of the Accounting Firm.

(e) If the Actual Adjustment is a positive amount, the Buyer shall pay to the Sellers’ Representative (for distribution to LJCB Holdings for payment in turn to Keybridge Capital Limited to the account set forth in Section 2.03(a)(ii) the Keybridge Adjustment Amount (as defined in the Deed of Settlement and Release) and the remainder of the Actual Adjustment Amount to each applicable Seller according to its respective Seller Purchase Price Percentage) an amount equal to such positive amount, by wire transfer or delivery of immediately available funds, in each case, within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.04.

(f) If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.04, the Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Buyer an amount equal to the absolute value of such negative amount from the PPA Escrow Account. If the absolute value of the Actual Adjustment exceeds the PPA Escrow Amount, then each of the Sellers shall deliver its respective Seller Purchase Price Percentage of such excess amount to the Buyer within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.04.

(g) If any funds are remaining in the PPA Escrow Account following the Actual Adjustment Payment Date, the Buyer and the Sellers’ Representative shall promptly and expeditiously deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver such funds to each applicable Seller according to each respective Seller Purchase Price Percentage.

Section 2.05. Escrow; Sellers’ Representative.

(a) The parties shall appoint a mutually acceptable bank or trust company to act as escrow agent (the “Escrow Agent”) in connection with the transactions contemplated by this Agreement. Upon the execution of this Agreement, the Escrow Agent, the Sellers and the Buyer shall execute an escrow agreement in the form set forth on Exhibit E (the “Escrow Agreement”).

(b) Each Seller hereby irrevocably appoints the Sellers’ Representative as the sole representative of the Sellers to act as the agent and on behalf of such Sellers regarding any matter relating to or under this Agreement, including for the purposes of: (i) determining whether the conditions to Closing in Article 10 have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative in its sole discretion; (ii) taking any action that may be necessary or desirable, as determined by the Sellers’ Representative in its sole discretion, in connection with the termination of this Agreement or the extension of the Closing Date in accordance with Article 11; (iii) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 13.02; (iv) accepting notices on behalf of the Sellers in accordance with Section 13.05; (v) delivering or causing to be delivered to the Buyer at the Closing transfer certificates and/or assignments signed by the Sellers representing the Capital Interests, the Loan Notes and the Aviation Loans to be sold by the Sellers hereunder; (vi) executing and delivering, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Sellers, in connection with this Agreement and the transactions contemplated hereby; executing and delivering, on behalf of the Sellers, the Escrow Agreement; (vii) granting any consent or approval on behalf of the Sellers under this Agreement; and (viii) enforcing and protecting the rights and interests of the Sellers arising out of or under or in any manner relating to this Agreement and the Escrow Agreement in respect the PPA

Escrow Account, and taking any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement and/or the Escrow Agreement in respect of the PPA Escrow Account for and on behalf of the Sellers, including, without limitation, asserting or pursuing any claim, dispute, action, proceeding or investigation against the Buyer, defending any claim, dispute, action, proceeding or investigation by any third party or the Buyer Indemnified Parties, consenting to, compromising or settling any such claim, dispute, action, proceeding or investigation, and conducting negotiations with the Buyer and their respective representatives regarding such claim, dispute, action, proceeding or investigation. As the agent of the Sellers under this Agreement, the Sellers’ Representative shall act as the representative for all Sellers, but shall not have authority to bind each such Seller in accordance with this Agreement, and the Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon five (5) Business Days’ prior written notice to the Buyer. The Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with this Agreement and the Escrow Agreement in writing and signed by an authorized signatory of the Sellers’ Representative.

(c) Each Seller hereby appoints the Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Capital Interests, Loan Notes and Aviation Loans as fully to all intents and purposes as such Seller might or could do in person. Nothing in the preceding sentence shall limit each Sellers’ ability to undertake such actions in respect of itself.

(d) The Sellers’ Representative shall have no liability to the Buyer for any default under this Agreement by any Seller. The Sellers’ Representative shall have no liability to any other Seller under this Agreement for any action or omission by the Sellers’ Representative on behalf of the Sellers. The Sellers’ Representative shall have no responsibility for delays or failures in performance resulting from acts beyond its control. In no event shall the Sellers’ Representative be liable for punitive, consequential or incidental damages.

(e) The Sellers’ Representative may consult with legal counsel in connection with its duties hereunder and shall be fully protected and incur no liability relative to any action or inaction taken in good faith in accordance with the advice of such legal counsel. The Sellers’ Representative shall have no responsibility for determining the genuineness or validity of any certificate, document, notice or other instrument or item presented to or deposited with it and may act in accordance with any written instruction given to it by any of the parties hereto and reasonably believed by the Sellers’ Representative to have been signed by the proper representatives of such parties, and shall have no liability to any party for any such actions.

Section 2.06. Withholding Taxes. All payments to the Sellers hereunder shall be made free and clear of, and without any deduction for or in respect of, any Taxes (including, without limitation, any withholding taxes or the like but excluding any income or capital gains taxes or the like payable by the Sellers), the payment of which shall be the full responsibility and obligation of the Buyer. To the extent that the Buyer (including the Escrow Agent) is required to deduct and withhold from any amounts payable under this Agreement such amounts as are required to be deducted or withheld (and thereafter paid over to a Governmental Authority) other than in respect of income taxes or capital gains taxes, under the applicable law the Buyer shall ensure that the amount in respect of which such deduction is being made (whether payable by the Buyer or the Escrow Agent as the case may be) is “grossed up” such that the full quantum of the amount which is required to be paid hereunder is received by the Sellers.

ARTICLE 3

THE CLOSING

Section 3.01. Closing; Closing Date. The closing of the sale and purchase of the Capital Interests, Loan Notes and Aviation Loans contemplated hereby (the “Closing”) shall take place at the offices of Henry Davis York Lawyers, at a time agreed between the parties having regard to Section 8.08(j), on the fifth (5th) Business Day after the date that all of the conditions to the Closing set forth in Articles 9 and 10 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Sellers’ Representative and the Buyer may agree in writing but which shall be no later than the Walk-Away Date. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Buyer, only in respect of itself as follows:

Section 4.01. Organization. Such Seller is duly organized and validly existing under the laws of the jurisdiction in which it is organized or formed, as the case may be, except where the failure to be so organized and existing would not, individually or in the aggregate, reasonably be expected to materially impair such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.02. Binding Obligations. Such Seller has all requisite organizational authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance of this Agreement by such Seller. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, the Company and the other Sellers, constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, examinership, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (b) general principles of equity.

Section 4.03. No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Seller and performance by each Seller of its obligations hereunder (a) do not (and will not) result in any violation of the applicable organizational documents of such Seller, (b) do not (and will not) conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which such Seller is a party or by which it is bound or to which its properties are subject, and (c) do not (and will not) violate any existing applicable law, statute, rule, regulation, judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over such Seller or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, reasonably be expected to materially impair such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.04. No Governmental Authorization Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by such Seller in connection with the due execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.05. Capital Interests. Exhibit A accurately sets forth each Seller’s record and beneficial ownership of the Capital Interests of the Companies as of the date hereof. Other than the Capital Interests of the Companies listed on Exhibit A, there are no other equity interests or rights to acquire equity interests in the Companies as of the date hereof. Such Seller who is not acting in its capacity as a trustee of a trust has the sole beneficial ownership of and good and valid title to the Capital Interests of such Seller, free and clear of all Encumbrances, except as set forth in Schedule 4.05 or Encumbrances on transfer imposed under applicable securities laws. Such Seller who is acting in its capacity as a trustee of a trust has the sole legal ownership with the full right to sell the Capital Interests of such Seller, free and clear of all Encumbrances, except as set forth in Schedule 4.05, Encumbrances on transfer imposed under applicable securities laws or Encumbrances to financiers which shall be discharged and released at Closing. Assuming the Buyer has the requisite power and authority to be the lawful owner of such Capital Interests, upon delivery to the Buyer at the Closing of transfer certificates and/or assignments representing the Capital Interests, duly endorsed by such Seller for transfer to the Buyer, and upon receipt of the Purchase Price by such Seller for the Capital Interests, Loan Notes and Aviation Loans (as applicable) owned by such Seller, good, valid and marketable title to the Capital Interests, Loan Notes and Aviation Loans (as applicable) owned by such Seller will pass to the Buyer, free and clear of any Encumbrances, except as set forth in Schedule 4.05 or Encumbrances on transfer imposed under applicable securities laws. Except as set forth on Schedule 4.05, such Capital Interests are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Capital Interests that will not be terminated on or prior to the Closing Date or, to the extent that any other Seller has a pre-emptive right or is required to give a consent or approval under the constituent documents of or other document relating to a Company to the transactions under this Agreement, each such other Seller hereby gives that consent or approval or waives that requirement.

Section 4.06. Loan Notes and Aviation Loans. Exhibit A sets forth each of the Loan Notes and Aviation Loans held by each Seller, if any, and the outstanding principal amount as of the date hereof of each such Loan Note or Aviation Loan. Such Seller who is not acting in its capacity as a trustee of a trust is the sole and beneficial owner of record of the Loan Notes and Aviation Loans held by such Seller and has good and valid title to such Loan Notes and Aviation Loans, free and clear of all Encumbrances except as set forth in Schedule 4.05. Such Seller who is acting in its capacity as a trustee of a trust has the sole legal ownership of the Loan Notes and Aviation Loans held by such Seller and has good and valid title to such Loan Notes and Aviation Loans, free and clear of all Encumbrances except as set forth in Schedule 4.05. Except as set forth on Schedule 4.05, such Loan Notes are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Loan Notes that will not be terminated on or prior to the Closing Date.

Section 4.07. Litigation. There is no claim, action, suit or legal proceeding pending or, to the knowledge of such Seller, threatened against such Seller or any portion of such Seller’s respective properties or assets before any Governmental Authority which seeks to prevent such Seller from consummating the transactions contemplated by this Agreement. The preceding sentence does not apply in respect of claims threatened by Keybridge Capital Limited (“Keybridge”) against Judbury, LJCB Holdings and others which shall be fully and finally released and discharged on Closing upon payment to Keybridge pursuant to Section 2.03(a)(ii).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE INDEMNIFYING ENTITY

The Indemnifying Entity represents and warrants to the Buyer as follows:

Section 5.01. Authorization. The Indemnifying Entity has taken all necessary action to authorize the execution, delivery and performance of this Agreement in accordance with its terms.

Section 5.02. No Consent Required. The Indemnifying Entity has full power to enter into and perform its obligations under this Agreement and it can do so without the consent of any other person.

Section 5.03. Non-Contravention. There is no legal impediment to the execution, delivery and performance by the Indemnifying Entity of this Agreement.

Section 5.04. Net worth of the Indemnifying Entity. The Indemnifying Entity has a net worth as set forth on Schedule 5.04 (the “Indemnifying Entity Minimum Net Worth”).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Each Seller jointly and severally represents and warrants to the Buyer:

Section 6.01. Organization and Qualification.

(a) GAHF Cayman is a company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Each of GAHF Cayman’s Subsidiaries is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization. GAHF Cayman and its Subsidiaries have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted. GAHF Cayman and its Subsidiaries have been qualified, licensed or registered to transact business as a foreign Person in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. GAHF Cayman has made available to the Buyer true and correct copies of the organizational documents of GAHF Cayman and its Subsidiaries.

(b) Aviation is a trust duly established and validly existing under the laws of the State of Victoria, Australia. Aviation Trustee is a company duly incorporated and validly existing under the laws of Australia. Neither Aviation nor Aviation Trustee have any Subsidiaries. Aviation Trustee has all requisite organizational power and authority to own, lease and operate its properties and other assets and carry on its business as presently owned or conducted. Aviation Trustee is the sole trustee of Aviation and no action has been taken or is proposed to remove Aviation Trustee as trustee of Aviation. No action has been taken or is proposed to be taken to terminate Aviation. Aviation Trustee is not in breach of trust and it has a right to be fully indemnified out of the trust assets of Aviation in respect of obligations incurred by it. Each of Aviation and Aviation Trustee has been qualified, licensed or registered to transact business in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Aviation Trustee has made available to the Buyer true and correct copies of the organizational documents of Aviation Trustee and Aviation.

(c) Cecil is a trust duly established and validly existing under the laws of the State of Victoria, Australia. Cecil Trustee is a company duly incorporated and validly existing under the laws of Australia. Each of Cecil’s Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its organization. Cecil Trustee and the trustees of each of Cecil’s Subsidiaries have all requisite organizational power and authority to own, lease and operate their respective properties and other assets and carry on their business as presently owned or conducted. Each of Cecil Trustee and the trustee of each of Cecil’s Subsidiaries is the sole trustee of the relevant trust and no action has been taken or is proposed to remove it as trustee. No action has been taken or is proposed to be taken to terminate Cecil or any of its Subsidiaries. None of Cecil Trustee and the trustees of Cecil’s Subsidiaries is in breach of trust and each of them has a right to be fully indemnified out of the relevant trust assets in respect of obligations incurred by it as trustee. Each of Cecil, Cecil Trustee, Cecil’s Subsidiaries and the trustees of each of Cecil’s Subsidiaries have been qualified, licensed or registered to transact business in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Cecil Trustee has made available to the Buyer true and correct copies of the organizational documents of Cecil and its Subsidiaries.

(d) Judbury is a company duly incorporated with limited liability and validly existing under the laws of Victoria, Australia. Each of Judbury’s Subsidiaries is

duly organized and validly existing (or the equivalent thereof) under the laws of the jurisdiction of its organization. Judbury and its Subsidiaries have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted. Judbury and its Subsidiaries have been qualified, licensed or registered to transact business as a foreign Person in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Judbury has made available to the Buyer true and correct copies of the organizational documents of Judbury and its Subsidiaries.

Section 6.02. Capitalization of the Companies.

(a) Exhibit A sets forth a true and correct list of the authorized, issued and outstanding Capital Interests of GAHF Cayman and the Loan Notes as of the date hereof. Except as set forth on Exhibit A, there are no other Capital Interests or other equity securities of GAHF Cayman or Loan Notes authorized, issued, reserved for issuance or outstanding as of the date hereof. There are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights except as set forth in Schedule 4.05), calls or commitments of any character whatsoever, relating to the Loan Notes or the Capital Interests of, or other equity, beneficial or voting interest in, GAHF Cayman, to which GAHF Cayman or any of GAHF Cayman’s Subsidiaries is a party or is bound requiring the issuance, delivery or sale of Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, GAHF Cayman. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, GAHF Cayman to which GAHF Cayman or any of GAHF Cayman’s Subsidiaries is a party or is bound. GAHF Cayman has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of GAHF Cayman on any matter. Except as set forth on Schedule 4.05, there are no contracts (other than GAHF Cayman’s Articles of Association and the contracts which constitute the Loan Notes) to which GAHF Cayman or any of GAHF Cayman’s Subsidiaries is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, GAHF Cayman or (b) vote or dispose of any Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, GAHF Cayman. All of the issued and outstanding Loan Notes (other than certain of the Loan Notes issued to Judbury as set forth in Exhibit A, which are not fully paid up as of the date of this Agreement) and Capital Interests of GAHF Cayman as of the date hereof are duly authorized, validly issued, fully paid and non-assessable.

(b) Exhibit A sets forth a true and correct list of the authorized, issued and outstanding Capital Interests of Aviation and outstanding Aviation Loans as of the date hereof. Except as set forth on Exhibit A, there are no other Capital Interests, other equity securities or outstanding loans of Aviation authorized, issued, reserved for issuance or outstanding as of the date hereof. There are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights except as set out in Schedule 4.05), calls or commitments of any character whatsoever, relating to the Capital Interests or outstanding loans (including the Aviation Loans) of, or other equity, beneficial or voting interest in, Aviation, to which Aviation is a party or is bound requiring the issuance, delivery or sale of Capital Interests or outstanding loans (including the Aviation Loans) of, or other equity, beneficial or voting interest in, Aviation. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Interests or outstanding loans (including the Aviation Loans) of, or other equity, beneficial or voting interest in, Aviation to which Aviation is a party or is bound. Aviation has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of Aviation on any matter. Except as set forth on Schedule 4.05, there are no contracts to which Aviation is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Capital Interests or outstanding loans (including the Aviation Loans) of, or other equity, beneficial or voting interest in, Aviation or (b) vote or dispose of any Capital Interests or outstanding loans (including the Aviation Loans) of, or other equity, beneficial or voting interest in, Aviation. All of the issued and outstanding Capital Interests and outstanding loans of Aviation as of the date hereof are duly authorized, validly issued and fully paid.

(c) Exhibit A sets forth a true and correct list of the authorized, issued and outstanding Capital Interests of Judbury as of the date hereof. Except as set forth on Exhibit A, there are no other Capital Interests or other equity securities of Judbury or authorized, issued, reserved for issuance or outstanding as of the date hereof. There are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights except as set forth in Schedule 4.05), calls or commitments of any character whatsoever, relating to the Capital Interests of, or other equity, beneficial or voting interest in, Judbury, to which Judbury or any of Judbury’s Subsidiaries or is a party or is bound requiring the issuance, delivery or sale of Capital Interests of, or other equity, beneficial or voting interest in, Judbury. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Interests of, or other equity, beneficial or voting interest in, Judbury to which Judbury or any of Judbury’s Subsidiaries is a party or is bound. Judbury has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of Judbury on any matter. Except as set forth on Schedule 4.05, there are no contracts to which Judbury or any of Judbury’s Subsidiaries is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, Judbury or

(b) vote or dispose of any Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, Judbury or, as applicable, its Subsidiaries. All of the issued and outstanding Capital Interests of Judbury as of the date hereof are duly authorized, validly issued and fully paid.

(d) Exhibit A sets forth a true and correct list of the authorized, issued and outstanding Capital Interests of Aviation Trustee as of the date hereof. Except as set forth on Exhibit A, there are no other Capital Interests or other equity securities of Aviation Trustee authorized, issued, reserved for issuance or outstanding as of the date hereof. There are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights except as set forth in Schedule 4.05), calls or commitments of any character whatsoever, relating to the Capital Interests of, or other equity, beneficial or voting interest in, Aviation Trustee, to which Aviation Trustee is a party or is bound requiring the issuance, delivery or sale of Capital Interests of, or other equity, beneficial or voting interest in, Aviation Trustee. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Interests of, or other equity, beneficial or voting interest in, Aviation Trustee to which Aviation Trustee is a party or is bound. Aviation Trustee has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of Aviation Trustee on any matter. Except as set forth on Schedule 4.05, there are no contracts to which Aviation Trustee is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Capital Interests of, or other equity, beneficial or voting interest in, Aviation Trustee or (b) vote or dispose of any Capital Interests of, or other equity, beneficial or voting interest in, Aviation Trustee. All of the issued and outstanding Capital Interests of Aviation Trustee as of the date hereof are duly authorized, validly issued and fully paid.

Section 6.03. Subsidiaries.

(a) Schedule 6.03(a) sets forth a true and correct list as of the date hereof of the name and jurisdiction of each Subsidiary of GAHF Cayman (each, a “GAHF Cayman Subsidiary”), and the authorized, issued and outstanding Capital Interests or other equity interests of each GAHF Cayman Subsidiary. Each of the outstanding Capital Interests and other equity interests of each GAHF Cayman Subsidiary is duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Schedule 6.03(a), is directly or indirectly 100% legally and beneficially owned by GAHF Cayman, free and clear of any Encumbrances. There are no other Capital Interests or other equity securities of any GAHF Cayman Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which any GAHF Cayman Subsidiary is a party or may be bound requiring the issuance, delivery or sale of Capital Interests of, or other equity, beneficial or voting interest in, any GAHF Cayman Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Interests of, or other equity, beneficial or voting interest in, any GAHF Cayman Subsidiary to which GAHF Cayman or any GAHF Cayman Subsidiary is bound. No GAHF Cayman Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such GAHF Cayman Subsidiary on any matter. There are no contracts to which GAHF Cayman or any GAHF Cayman Subsidiary is a party or by which GAHF Cayman or any GAHF Cayman Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any Capital Interests of, or other equity, beneficial or voting interest in, any GAHF Cayman Subsidiary or (ii) vote or dispose of any Capital Interests of, or other equity, beneficial or voting interest in, any GAHF Cayman Subsidiary. Except as set forth on Schedule 6.03(b), there are no irrevocable proxies and no voting agreements with respect to any Capital Interests of, or other equity, beneficial or voting interest in, any GAHF Cayman Subsidiary. Neither GAHF Cayman nor any GAHF Cayman Subsidiary owns, directly or indirectly, any Capital Interests of, or equity ownership or voting interest in, any Person (other than any GAHF Cayman Subsidiary).

(b) Schedule 6.03(a) sets forth a true and correct list as of the date hereof of the name and jurisdiction of each Subsidiary of Judbury (each, a “Judbury Subsidiary” and, together with each GAHF Cayman Subsidiary, a “Company Subsidiary”), and the authorized, issued and outstanding Capital Interests and Cecil Loan Notes or other equity interests of each Judbury Subsidiary. Each of the outstanding Capital Interests and other equity interests of each Judbury Subsidiary is duly authorized, validly issued and fully paid and, except as set forth on Schedule 6.03(a), is directly or indirectly 100% legally and beneficially owned by Judbury, free and clear of any Encumbrances. There are no other Capital Interests or other equity securities of any Judbury Subsidiary or Cecil Loan Notes authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever, relating to the Judbury Subsidiaries or Cecil Loan Notes, or other equity, beneficial or voting interest in, the Judbury Subsidiaries, to which any Judbury Subsidiary is a party or may be bound requiring the issuance, delivery or sale of Cecil Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, any Judbury Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Cecil Loan Notes or the Capital Interests of, or other equity, beneficial or voting interest in, any Judbury Subsidiary to which Judbury or any Judbury Subsidiary is bound. No Judbury Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Judbury Subsidiary on any matter. There are no contracts (other than the contracts which constitute the Cecil Loan Notes) to which Judbury or any Judbury Subsidiary is a party or by which Judbury or any Judbury Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any Cecil Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, any Judbury Subsidiary or (ii) vote or dispose of any Cecil Loan Notes or Capital Interests of, or other equity, beneficial or voting interest in, any Judbury Subsidiary. Except as set forth on Schedule 6.03(b), there are no irrevocable proxies and no voting agreements with respect to any Capital Interests of, or other equity, beneficial or voting interest in, any Judbury Subsidiary. Neither Judbury nor any Judbury Subsidiary owns, directly or indirectly, any Capital Interests of, or equity ownership or voting interest in, any Person (other than any Judbury Subsidiary). All of the issued and outstanding Cecil Loan Notes as of the date hereof are duly authorized, validly issued and fully paid.

(c) Aviation owns no outstanding Capital Interests or other equity interests of any Person. There is no entity which is the holder of title to, and ownership of, any Company Aircraft and which Aviation has a nominal price purchase option to purchase either the share capital or membership interests of such entity or such Company Aircraft held by such entity.

Section 6.04. No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (and irrespective of whether any of the employees or directors of any Company or any of the Company Subsidiaries remain as employees or directors of any Company or any of the Company Subsidiaries following the Closing) (a) do not (and will not) result in any violation of the organizational documents of any Company or any Company Subsidiary, (b) except as set forth on Schedule 6.04, do not (and will not) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under or entitle any Person to terminate, any Disclosed Documents, or constitute an event of default, event of termination or event of pre-payment (whether with the giving of any notice or the lapse of time or both the giving of any notice and the lapse of time or otherwise) or result in undrawn credit facilities provided to, or for the benefit of, any Company or any of the Company Subsidiaries ceasing to be available for further utilization, or any loan or other financing extended to, or for the benefit of, any Company or any of the Company Subsidiaries becoming repayable, or so ceasing to be available or becoming so repayable upon the giving of any notice or the lapse of time or both the giving of any notice and the lapse of time, and (c) do not (and will not), to the knowledge of the Sellers, violate any existing applicable law, statute, rule, regulation, judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over any Company, any Company Subsidiary or any of their respective properties.

Section 6.05. No Authorization or Consent Required. No authorization, approval or other action by, and no notice to or filing or registration with, any Governmental Authority or any other Person will be required to be obtained or made by the Companies in connection with the due execution, delivery and performance by the Sellers of this Agreement, the enforceability of this Agreement and the consummation by the Sellers of the transactions contemplated hereby.

Section 6.06. Financial Statements.

(a) Except as set forth on Schedule 6.06(a), the balance sheets (including, if applicable, the consolidated balance sheets) included in the Audited Financial Statements fairly present, in all material respects, the consolidated (if applicable) financial position of the Companies and the Company Subsidiaries as of their respective dates, and the other related statements included in the Audited Financial Statements fairly present, in all material respects, the results of the Companies’ and the Company Subsidiaries’ consolidated (if applicable) operations and cash flows for the periods indicated, in each case in accordance with IFRS (excluding Judbury) applied on a basis consistent with prior years.

(b) Except as set forth on Schedule 6.06(b), the consolidated balance sheets of GAHF Cayman and Cecil and the balance sheets of Aviation and Judbury included in the Unaudited Financial Statements fairly present, in all material respects, the consolidated (if applicable) financial position of the Companies as of their respective dates. The consolidated income statements of GAHF Cayman and Cecil and the income statements of Aviation and Judbury fairly present, in all material respects, the consolidated (if applicable) results of the Companies’ operations for the periods indicated. The Unaudited Financial Statements are prepared for management reporting purposes, exclude up to date provisions for Taxes and other explanatory notes required by IFRS.

(c) Other than provisions for Taxes, which are not provided for in the Unaudited Financial Statements, there are no material liabilities, Indebtedness, debts or obligations relating to any Company or any Company Subsidiaries of any nature (including any liabilities, accruals or provisions associated with any Aircraft or any Lease), whether accrued or otherwise, and there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability, Indebtedness, debt or obligation, except for liabilities, Indebtedness, debts or obligations set forth on Schedule 6.06(b), Schedule 6.06(c) or reflected on the most recent Unaudited Balance Sheet or which, in the case of Judbury, will be discharged and released at Closing.

Section 6.07. Intellectual Property.

(a) To the knowledge of the Sellers, Schedule 6.07(a) sets forth as of the date hereof, a true and correct list of all registrations, issuances, filings and applications for all Intellectual Property Rights filed by, or issued or registered to, any Company or any Company Subsidiary and all material license agreements relating to Intellectual Property Rights to which any Company or any Company Subsidiary is a party (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) (each such license, an “IP License”).

(b) To the knowledge of the Sellers, the Companies or the Company Subsidiaries, as applicable, own or possess licenses or other rights to use, all patents,

trademarks and service marks (registered or unregistered), trade names (including the Companies’ corporate names and logos), uniform resource locators and Internet domain names, copyright applications and registrations therefor, unregistered copyrights, computer software programs, industrial designs, inventions, invention disclosures, business methods, electronic databases, trade secrets and other intellectual property, whether or not subject to statutory registration or protection, which are material to the conduct of the business of the Companies and the Company Subsidiaries, taken as a whole, as of the date hereof (the “Intellectual Property Rights”). With respect to all IP Licenses, none of any Company, any Company Subsidiary or, to the knowledge of the Sellers, any other party to any such IP License is in breach thereof or default thereunder and there does not exist under any IP License any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by any Company, any Company Subsidiary or, to the knowledge of the Sellers, any other party thereto, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Companies and the Company Subsidiaries, taken as a whole.

Section 6.08. Compliance with Laws. None of the Companies or the Companies Subsidiaries is or in the past five years has, in any material respect, been in default under or in violation of, or has been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental, labor or foreign corrupt practices law, ordinance, decree or regulation) of any Governmental Authority to which the Companies or the Company Subsidiaries or, to the knowledge of the Sellers, any of their respective assets are or were subject.

Section 6.09. Contracts.

(a) Schedule 6.09(a) sets forth a true and correct list and describes, as of the date hereof, and copies have been made available to the Buyer of, all contracts, agreements, security documents and instruments to which any Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject as of the date hereof in respect of: (i) documents relating to Aircraft owned by Hobart Aviation Holdings Limited and its Subsidiaries where such documents are dated on or after 14 November 2007 (ii) documents relating to all other Aircraft owned by the Companies or the Company Subsidiaries where such documents are dated on or after the date of acquisition by the Companies or the Company Subsidiaries of the relevant Aircraft; and to the knowledge of the Sellers, Schedule 6.09(a) sets forth a true and correct list and describes, as of the date hereof, and copies have been made available to the Buyer of, all other contracts, agreements, security documents and instruments to which any Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject as of the date hereof (collectively, the contracts listed on Schedule 6.09(a) are referred to herein as the “Disclosed Documents”):

(i) for the lease or sub-lease of Company Aircraft or Company Engines and under which any Company or any Company Subsidiary is lessor or lessee or sub-lessor or sub-lessee, including, but, not limited to, the Lease, together with all schedules, supplements, amendments, novations, written consents, approvals and waivers relevant to such Lease and each other document, agreement and instrument related thereto (the “Lease Documents”);

(ii) in respect of current Indebtedness of any Company or any Company Subsidiary;

(iii) for the purchase by any Company or any Company Subsidiary of Aircraft (including letters of intent and bills of sale), materials, supplies, goods, services, equipment or other assets which (A) provide for aggregate payments by any Company or any Company Subsidiary of $10,000 or more, or (B) are not terminable by such Company or such Company Subsidiary by notice of not more than 30 calendar days for a cost of less than $10,000;

(iv) for the sale by any Company or any Company Subsidiary of any Company Aircraft, materials, supplies, goods, services, equipment or other assets, and which (A) provide for aggregate payments to any Company or any Company Subsidiary of $10,000 or more, or (B) are not terminable by such Company or such Company Subsidiary by notice of not more than 30 calendar days for a cost of less than $10,000;

(v) that contain a covenant not to compete, or other covenant restricting the development, marketing or distribution of products and services of any Company or any Company Subsidiary that materially limits the conduct of the business of such Company or such Company Subsidiary as presently conducted;

(vi) that relate to the acquisition or disposition of any business by the Companies (whether by merger, sale of stock, sale of assets or otherwise) since formation;

(vii) for management services or consulting to any Company or any Company Subsidiary and which individually provides for an annual payment by any Company or any Company Subsidiary in excess of $10,000;

(viii) pursuant to which any Company or any Company Subsidiary guarantees Indebtedness of a Company or a Company Subsidiary;

(ix) pursuant to which any payment is required to be made as a result of the Closing;

(x) in respect of any joint venture or partnership;

(xi) pursuant to which any Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party; and

(xii) pursuant to which any Company or any Company Subsidiary has an option to purchase Company Aircraft (directly or indirectly through a purchase of share capital or membership interests of the owner thereof).

(b) Except as set forth on Schedule 6.09(b), with respect to all Disclosed Documents, (i) none of any Company, any Company Subsidiary or, to the knowledge of the Sellers, any other party to any such Disclosed Document is in material breach thereof or default thereunder, and (ii) there does not exist under any Disclosed Document any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any Company, any Company Subsidiary or to the knowledge of the Sellers, any other party thereto and (iii) each Disclosed Document is enforceable against the Companies, the Company Subsidiaries and, to the knowledge of the Sellers, each other party thereto in accordance with its terms (except to the extent that the enforceability thereof may be limited by (A) applicable bankruptcy, examinership, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (B) general principles of equity).

(c) Except for the documents that have been specifically designated as a “Finance Document” in each of the RBS Facility and A&L Facility and, except as set forth on Schedule 6.09(c), there are no additional documents that have been designated as a “Finance Document” since the date that each of the RBS Facility and A&L Facility (as applicable) were entered into.

Section 6.10. Litigation. Except as set forth on Schedule 6.10 or referred to in Section 4.07, as of the date hereof, there are no material claims, actions, suits or legal proceedings pending, or to the knowledge of the Sellers, threatened in writing against any Company or any Company Subsidiary or any material portion of their respective properties or assets before any Governmental Authority. As of the date hereof, neither any Company nor any Company Subsidiary is or has in the three years prior to the date hereof been subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

Section 6.11. Taxes. Except as set forth on Schedule 6.11:

(a) all material Tax Returns required to be filed by or with respect to the Companies and any Company Subsidiary have been timely filed and all such Tax Returns are true, correct and complete in all material respects;

(b) the Companies and the Company Subsidiaries have paid all material Taxes required to be paid;

(c) all material deficiencies for Taxes asserted or assessed in writing against the Companies or any Company Subsidiary have been fully and timely paid, settled or properly reflected in the Financial Statements;

(d) no audit or other administrative or judicial proceeding is pending with respect to any material Taxes due from or with respect to any Company or any Company Subsidiary;

(e) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Company or any Company Subsidiary and no request for any such waiver or extension is currently pending;

(f) to the knowledge of the Sellers, no Governmental Authority has asserted in writing that any Company or any Company Subsidiary is subject to Tax in any jurisdiction in which the applicable Company or applicable Company Subsidiary does not file Tax Returns;

(g) neither any Company nor any Company Subsidiary (i) has in effect a power of attorney (granted to any person other than a Company or a Company Subsidiary) that relates to Tax matters, (ii) has made an election under US Treasury Regulation Section 301.7701-3(c), (iii) has received a ruling or entered into a closing agreement which could have an effect on Taxes or Tax Returns of a Company or a Company Subsidiary for a period after the Closing, or (iv) has a pending request for such a ruling or closing agreement;

(h) to the knowledge of the Sellers, there are no Encumbrances for Taxes on any assets of any Company or Company Subsidiary, other than for Taxes not yet due or payable; and

(i) each Company and each Company Subsidiary has not been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the laws of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitation has not expired and is not otherwise liable for the Taxes of any other person, whether as transferee or successor, by contract, by operation of law, or otherwise. Except as set forth on Schedule 6.11, neither any Company nor any Company Subsidiary is a party to a tax sharing, tax allocation or tax indemnity agreement.

Section 6.12. Permits. The Companies and the Company Subsidiaries have all authorizations, registrations, franchises, licenses and permits of any Governmental Authorities as are necessary for the lawful conduct of the each Company’s and each Company Subsidiary’s businesses as presently conducted, or the lawful ownership of their properties and assets or the operation of their businesses as conducted on the date hereof, except where the failure to have such authorizations, registrations, franchises, licenses or permits would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect (collectively, “Permits”). All such Permits are in full force and effect, and there has occurred no default under any Permit by any Company or any Company Subsidiary except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.13. Employee Matters.

(a) Except as set forth on Schedule 6.13(a), none of the Companies or the Company Subsidiaries has any employees.

(b) Schedule 6.13(b) includes a list of all “employee benefit plans” (including all employee pension and retirement benefit plans and employee health and welfare benefit plans) and stock purchase, stock option (or other equity-based), severance pay, retention, employment, change in control, sale bonus, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, dependent care, accident, disability or other employee benefit plans, contracts, programs or policies that are sponsored or maintained by any Company or any Company Subsidiary and in which any present or former employee of any Company or any Company Subsidiary participates (collectively, the “Company Benefit Plans”).

(c) Neither any Company nor any Company Subsidiary has incurred any current or projected liability in respect of post-employment health, medical or life insurance benefits for any current or former employees of any Company or any Company Subsidiary, except as may be required under applicable law.

Section 6.14. Real Property.

(a) Neither any Company nor any Company Subsidiary owns any real property or has any other right in rem whatsoever.

(b) The Companies and the Company Subsidiaries, as applicable, have valid leasehold interests in the real property specified on Schedule 6.14(b) (the “Leased Real Property”). Schedule 6.14(b) contains a true and correct list as of the date hereof of all real property leased as lessee, including all subleases and other arrangements relating to the use or occupancy of real property (collectively, the “Real Property Leases”), by the Companies and the Company Subsidiaries, as applicable. Schedule 6.14(b) contains a true and correct list as of the date hereof of all Real Property Leases, as the same may have been amended, supplemented or otherwise modified from time to time, including the address of the property, the lessor, the lessee and the date of all such Real Property Leases. As of the date hereof, neither any Company nor any Company Subsidiary, as applicable, is in breach in any material respects under the Real Property Leases to which each such entity is a party, that are material to the conduct of the business of the Companies and the Company Subsidiaries taken as a whole, and all such Real Property Leases are in full force and effect.

Section 6.15. Affiliate Transactions. Except as disclosed on Schedule 6.15 (collectively, “Affiliate Contracts”), neither any Company nor any Company Subsidiary is a party to any agreement with, or involving the making of any payment or transfer of assets to, and since July 1, 2010 no amounts have been paid and no assets have been transferred to, and there are no amounts owing from any Company or any Company Subsidiary to, any Seller or any Affiliate of any Seller or any stockholder, officer, member, partner or director of any Seller or any Affiliate of any Seller, and there are no amounts owing from any of the aforementioned to any Company or any Company Subsidiary. Except as disclosed on Schedule 6.15, since July 1, 2010, there has been no increase in any material manner of the rate or terms of compensation or benefits of any of the Companies’ directors, officers or other employees, except as may be required under existing employment agreements, copies of which have previously been provided to the Buyer.

Section 6.16. No Material Adverse Effect. Except as set forth on Schedule 6.16, since June 30, 2010, (a) the Companies and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business, and (b) and as at the date of this Agreement, there has been no act, event, occurrence, development or omission which has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 6.17. Insurance. As of the date of this Agreement, (a) all material insurance policies with respect to the properties, assets, or business of the Companies and the Company Subsidiaries (other than the Company Aircraft) (the “Policies”), and (b) copies of all the current insurance certificates and, where available, current broker’s letters of undertaking relating to the Company Aircraft, have been made available to the Buyer and, to the knowledge of the Sellers’, are in full force and effect and all premiums due and payable thereon have been paid in full. To the knowledge of the Sellers, there are no claims relating to the Company Aircraft or the Company Engines (the “Aircraft Claims”) outstanding either by the insurer or the insured under any of the relevant insurance policies (the “Aircraft Insurance Policies”) for such Company Aircraft and Company Engines, including any Aircraft Claims for which the Lessee is required to notify a Company or Company Subsidiary under a Lease. Other than any claims under the Aircraft Insurance Policies, no claim exceeding $10,000 is outstanding either by the insurer or the insured under any of the Policies. As of the date hereof, neither any Company nor any Company Subsidiary has received a written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any of the Policies or any Aircraft Insurance Policy.

Section 6.18. Brokers. No broker, finder or similar intermediary has acted for or on behalf of any Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any Company or any Company Subsidiary or any action taken by them.

Section 6.19. Aircraft and Leases.

(a) All Aircraft owned or leased by any Company or any Company Subsidiary (or by Wells Fargo Bank, Northwest, N.A., as owner trustee for and on behalf of a Company Subsidiary) as of the date hereof are identified by manufacturer serial number of the applicable airframe in Schedule 6.19(a)(i) (“Company Aircraft”). All Engines owned or leased by any Company or any Company Subsidiary (or by the Wells Fargo Bank, Northwest, N.A., as owner trustee for and on behalf of a Company Subsidiary) and designated as belonging to a Company Aircraft as of the date hereof are identified by manufacturer serial number in Schedule 6.19(a)(ii) (“Company Engines”). As set forth on Schedule 6.19(a)(iii), a Company or a wholly-owned Company Subsidiary (together, in either case, with any trustee therefor) is the sole legal and beneficial owner (if the Company or Company Subsidiary is the legal and beneficial owner of the Company Aircraft or Company Engine) or the sole beneficial owner (if the Company or Company Subsidiary is the beneficiary under a trust relating to the Company Aircraft or Company Engine) of (i) the Company Aircraft, (ii) the Company Engines and (iii) a lessor’s interest in the Company Aircraft under the applicable Lease Documents, with respect to each lease of a Company Aircraft to a Lessee (or an intermediary for the Lessee), each of which Company Aircraft, Company Engine and interest under those Lease Documents is free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Leases have not been terminated. Except as set forth on Schedule 6.19(b), as of the date hereof, no written notice of the termination or extension of the leasing, bailing, conditional selling or chartering of any Company Aircraft or Company Engine pursuant to any Lease has been given or received and has not been withdrawn, in each case, by any Company or any Company Subsidiary. Except as set forth on Schedule 6.19(b), there are no agreements with any Lessee to contribute towards the modification of any Aircraft or make any similar payments with respect to any Aircraft.

(c) To the knowledge of the Sellers, the certificates of airworthiness, or equivalent, for the Company Aircraft remain in full force and effect. To the knowledge of the Sellers, no Event of Loss or any event which with the giving of notice or the lapse of time would reasonably be expected to become an Event of Loss with respect to any Company Aircraft or Company Engine has occurred. Except as set forth on Schedule 6.19(c), to the knowledge of the Sellers, no Company Aircraft or Company Engine has suffered any tail strike, hard landing or other similar incident or similar accident that caused material or unrepairable damage to such aircraft, resulting in any damage to such Company Aircraft or Company Engine, including, without limitation, any damage that would require the applicable Lessee to notify the owner of such Company Aircraft under the applicable Lease.

(d) Except as set forth in the Disclosed Documents listed on Schedule 6.09(a), there are no existing options for a Company or a Company Subsidiary to purchase, sell or lease any aircraft or Company Aircraft or engine or Company Engine, which have not been exercised by a Company or any Company Subsidiary, or the relevant Lessee, lessor or any other Person, or of which a Company has received written notice on or prior to the date hereof of having been exercised but which have not been consummated.

(e) (i) There are no agreements pursuant to which any Company or any Company Subsidiary itself provides or has agreed to itself provide wet lease services to any other Person, and (ii) neither any Company nor any Company Subsidiary itself provides any aircraft crew or any other material service relating to Company Aircraft, including training, maintenance, inspection, parts procurement or insurance to any other Person (other than the Companies and the Company Subsidiaries). For the avoidance of doubt, the procurement or agreement to procure any of the services set forth in this Section 6.19(e) shall not be deemed to be a breach of the representations or warranties set forth herein.

(f) To the knowledge of the Sellers, except as set forth on Schedule 6.19(f), the information in the aircraft specification and inspection reports made available to the Buyer prior to the date hereof was true and accurate in all material respects as of the respective dates of such reports and there are no facts or circumstances known to the Sellers that are contained in the aircraft specification and inspection reports as of the date hereof which would render any of the technical specifications with respect to such Company Aircraft or Company Engine to be materially inaccurate.

(g) Except as set forth on Schedule 6.19(g), the Sellers have provided the Buyer with complete and accurate originals or copies of the Lease Documents: (i) relating to Aircraft owned by Hobart Aviation Holdings Limited and its Subsidiaries where such documents are dated on or after 14 November 2007 (ii) relating to all other Aircraft owned by the Companies or the Company Subsidiaries where such documents are dated on or after the date of acquisition by the Companies or the Company Subsidiaries of the relevant Aircraft; and to the knowledge of the Sellers, the Sellers have provided the Buyer with complete and accurate originals or copies of all other Lease Documents and the Lease Documents collectively constitute the entire agreements between the Companies or the Company Subsidiaries, on the one hand, and the respective Lessees, on the other hand.

(h) No assignments, amendments, modifications, waivers or consents (whether written or oral) which remain in effect or effective as of the date of this Agreement have been entered into or agreed or consented to by the Companies or the Company Subsidiaries with respect to the Lease Documents: (i) on or after 14 November 2007 in relation to Aircraft owned by Hobart Aviation Holdings Limited and its Subsidiaries (ii) on or after the date of acquisition of the relevant Aircraft in relation to all other Aircraft owned by the Companies or the Company Subsidiaries; and

to the knowledge of the Sellers, no assignments, amendments, modifications, waivers or consents (whether written or oral) which remain in effect or effective as of the date of this Agreement have been entered into or agreed or consented to by the Companies or the Company Subsidiaries prior to the dates referred to in clauses (i) and (ii) (as appropriate).

(i) To the knowledge of the Sellers, except as disclosed in Schedule 6.19(i) as of the date hereof, no “Event of Default” as defined in the Leases has occurred and is continuing, under any of the Leases. None of the Companies or the Company Subsidiaries has received any notice from a Lessee of an “Event of Default” (as defined in the Leases) or any event which could result in an “Event of Default” (as defined in the Leases). Except as disclosed in Schedule 6.19(i), there are no outstanding claims which have been asserted by the Lessee against the Companies or the Company Subsidiaries arising out of the relevant Lease (other than claims constituting Permitted Encumbrances) on and as of the date of this Agreement. On and as of the Closing Date, the lessor under the relevant Lease pertaining to such Company Aircraft shall have paid to the relevant Lessee all amounts related to any maintenance performed or services rendered on and as of the date of this Agreement by such lessor to such Lessee in respect of maintenance theretofore performed on such Company Aircraft as required by the Lease Documents as well as all other amounts that are due and payable. Each Security Deposit (as defined under the applicable Lease) is held in accordance with the terms of that Lease.

(j) To the knowledge of the Sellers, no event has occurred or act or thing done or omitted to be done by such Seller pursuant to which or as a result of which the relevant Lease can be terminated by the applicable Lessee in accordance with the terms of the relevant Lease or the obligations of any such party thereunder would be rendered invalid or unenforceable.

(k) To the knowledge of the Sellers, there are no outstanding airworthiness directives or cost sharing claims from any Lessee or Lessee Affiliate.

(l) Except as disclosed in Schedule 6.19(l) (which sets forth the time and complete list of any such options, as well as the identity of the option or and optionee) to the knowledge of the Sellers there are no options to purchase or sell a Company Aircraft or Company Engine (including any option to purchase either the share capital or membership interests of any entity (other than a Company or a Company Subsidiary) that is the holder of title to, and ownership of, any Company Aircraft or Company Engine), no forward sale agreements or conditional sale agreements or similar agreements and no letters of intent with respect to the Company Aircraft or Company Engine (to the extent those letters of intent have not been superseded by Lease Documents).

(m) To the extent any Company or any Company Subsidiary possesses any Manuals and Technical Records with respect to any Aircraft or Engine, those Manuals and Technical Records are maintained at the locations specified in Schedule 6.19(m) (each, an “Aircraft Records Location”). No Company or Company Subsidiary maintains any maintenance records with respect to the Aircraft other than those records deliver to the Buyer prior to the Closing Date and such records are maintained at one or more Aircraft Records Locations.

(n) Except as set forth on Schedule 6.19(n), no Company, Company Subsidiary or any trustee therefore, or to the knowledge of the Sellers, any other party to any Lease Document is in material default or material breach under the terms thereof and neither any Company nor any Company Subsidiary has been notified of any event or occurrence that with the passage of time, notice or both would result in a default or breach under the terms thereof.

(o) Except as set out in the documents listed in Schedule 6.09(a), none of the Lessees is entitled to any offset or reduction of any nature in respect of any payment due under any Lease. As of the date of this Agreement, except as set forth on Schedule 6.19(o), there are no delinquent rent payments under any Lease.

(p) All payment accounts to which Lessees make rental and maintenance reserve payments under the Lease Documents are set forth on Schedule 6.19(p) and such accounts are maintained by commercial banks in the name, and for the exclusive benefit (subject to the bank account pledges referred to in Schedule 6.19(p)), of the Companies and the Company Subsidiaries (each, a “Payment Account”).

(q) All Maintenance Reserves and Security Deposits with respect to each Aircraft are held by the Companies or the Company Subsidiaries or, in the case of letters of credit and bank guarantees relating to Maintenance Reserves and Security Deposits for each Aircraft owned by Baker & Spice Aviation Limited, Bank of Scotland plc., and are set forth on Schedule 6.19(q) (as of June 30, 2011).

(r) Except as set forth on Schedule 6.19(r), to the knowledge of the Sellers, no Aircraft is on requisition or subject to any existing sublease or charter in respect of which a Lessee is the lessor or charteror.

(s) To the knowledge of the Sellers, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under any Aircraft Insurance Policy.

(t) To the knowledge of the Sellers’, except as set forth on Schedule 6.19(t) no Company Subsidiary has conducted any business or operations other than participation in the acquisition, leasing and financing of the Company Aircraft and the Company Engines.

(u) All Maintenance Reserve balances for Company Aircraft with MSN 28250 have been calculated in accordance with the terms of the relevant Leases.

(v) Except as set forth on Schedule 6.20, during the period from midnight (Sydney, Australia time) June 30, 2011 until the date of this Agreement, the Sellers have caused the Companies and the Company Subsidiaries to conduct their business and operations as contemplated by Section 8.01.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

Section 7.01. Organization. The Buyer is a company duly incorporated and validly existing under the laws of Bermuda, with requisite corporate power and authority to own, lease and operate their properties and carry on its business in all material respects as presently owned or conducted.

Section 7.02. Binding Obligation. The Buyer has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement by the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of the other parties hereto, constitutes and will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (b) general principles of equity.

Section 7.03. No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and performance by the Buyer of its obligations hereunder (a) do not (and will not) result in any violation of the organizational documents of the Buyer, (b) do not (and will not) conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which the Buyer is a party or by which it is bound or to which its properties are subject, and (c) do not (and will not) violate any existing applicable law, statute, rule, regulation, judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over the Buyer or any of its properties.

Section 7.04. No Authorization or Consents Required. No authorization, approval or other action by, and no notice to or filing or registration with, any Governmental Authority or any other Person will be required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement, the enforceability of this Agreement and the consummation by the Buyer of the transactions contemplated hereby.

Section 7.05. Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer, other than Alceon and BBAM LP and their respective Affiliates, whose fees and expenses will be paid by the Buyer.

Section 7.06. Sufficient Funds. The Buyer has or has access to sufficient cash to enable it to consummate the transactions contemplated by this Agreement.

Section 7.07. Litigation. There is no claim, action, suit or legal proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer or any material portion of its properties or assets before any Governmental Authority which seeks to prevent the Buyer from consummating the transactions contemplated by this Agreement.

ARTICLE 8

COVENANTS

Unless this Agreement is terminated pursuant to Article 11, the parties hereto covenant and agree as follows:

Section 8.01. Conduct of Business of the Company. Except as contemplated by this Agreement or as otherwise set forth on Schedule 8.01, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 11, the Sellers shall cause the Companies and the Company Subsidiaries to conduct their business and operations in the ordinary course and, without the prior written consent of the Buyer, not to undertake or agree to undertake any of the following actions:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional Capital Interests of any class of any Company or any Company Subsidiary, or securities convertible into or exchangeable for any such Capital Interests, or any rights, warrants or options to acquire any such Capital Interests or other convertible securities of any Company or any Company Subsidiary or (ii) any other securities in respect of, in lieu of, or in substitution for Capital Interests of any Company or any Company Subsidiary outstanding on the date hereof, except, in each case, for any issuance of such Capital Interests or other securities of any new Subsidiary that is directly or indirectly wholly-owned by a Company and is formed by such Company or a Company Subsidiary in connection with any Aircraft acquisition or refinancing;

(b) redeem, purchase or otherwise acquire any outstanding Capital Interests of any Company or any Company Subsidiary;

(c) declare, make or pay any dividend or other distribution to any Seller other than the Cecil Distribution and any distribution or transfer of shares in the Sellers’ Representative;

(d) other than as set out in this Agreement, adopt any amendment to the organizational documents of any Company or any Company Subsidiary;

(e) incur any additional Indebtedness;

(f) (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be required under existing agreements or Company Benefit Plans, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee or (iii) enter into, adopt or materially amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, except, in the case of each of clauses (i) through (iii), as required by applicable laws;

(g) (i) buy, sell, lease, transfer or otherwise dispose of, any material property or assets (including any Aircraft or Engine) or agree to do so or (ii) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets (including any Aircraft or Engine): except in the case of (i) with regard to re-leasing and related re-financings of Aircraft to which the Buyer has consented (which consent will not be unreasonably withheld);

(h) incur any travel-related expenses with respect to the Companies’ officers and employees in excess of $1,000;

(i) other than as between Companies and Company Subsidiaries make any loans, advances or capital contributions;

(j) other than in respect of scheduled payments in respect of derivative contracts and indebtedness, make any payments to any Person in excess of $5,000 (for the avoidance of doubt, this does not include any intra-group payments between Companies and Company Subsidiaries);

(k) enter into any binding agreement which would have constituted a Disclosed Document if entered into on or before the date hereof, or amend or terminate any Lease, Disclosed Document or any Real Property Lease (other than terminations of

Leases, Disclosed Documents and Real Property Leases as a result of the expiration of the term of such Leases, Disclosed Documents or Real Property Leases or as contemplated by this Agreement);

(l) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(m) write off as uncollectible any notes or accounts receivable, except as required by IFRS;

(n) make any change in any method of accounting other than those required by applicable law or IFRS;

(o) other than the termination of management agreements with the Sellers’ Representative, enter into any transaction or agreement with, or amend any agreement with, an Affiliate;

(p) cancel or reduce or allow to lapse any insurance coverage other than with respect to any Company Benefit Plan if permitted by Section 8.01(f) above;

(q) make or change any material election in respect of Taxes, change any accounting method in respect of items stated on Tax Returns, file any amended Tax Return, enter into any closing agreement or settlement in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or take or omit to take any other action, if in the case of any of the foregoing, such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of any Company, any of the Company Subsidiaries, the Buyer or any of the Buyer’s Affiliates, except as may be required by applicable law;

(r) pay out any amounts from its Maintenance Reserves and Security Deposits without the Buyer’s consent (which consent will not be unreasonably withheld or delayed having regard to the obligations under the applicable Leases);

(s) perform any maintenance with respect to the Aircraft or incur any other Aircraft-related expenses (which consent will not be unreasonably withheld or delayed); or

(t) except as set forth on Schedule 8.01, make any payment, transfer or distribution to the Sellers’ Representative other than the payment of management fees consistent with the management agreements with the Sellers’ Representative, on a pro rata daily basis until the Closing Date; or

(u) agree in writing to take any of the foregoing actions.

Section 8.02. Access to Information; Public Announcements; Confidentiality.

(a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Article 11, the Sellers’ Representative shall cause the Companies to give the Buyer and their authorized representatives reasonable access during normal business hours to all books, records, offices, other facilities and properties and employees of the Companies and the Company Subsidiaries as the Buyer, or its authorized representatives, may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Companies and the Company Subsidiaries. No investigation by or on behalf of the Buyer pursuant to this Section 8.02 shall affect, augment or mitigate any representations or warranties of the Sellers or the Companies or the rights of the Buyer hereunder.

(b) No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer and the Sellers’ Representative; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by law, or the rules of any regulatory body, including any stock exchange, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such press release or public announcement in advance of its issuance.

(c) From the date of this Agreement, none of the Sellers or Buyer will disclose to any Person any confidential information relating to the Companies, the Company Subsidiaries, or their respective businesses, or the terms of this Agreement, provided, however, nothing herein shall restrict the Sellers or Buyer from disclosing information (i) that is or becomes publicly available, (ii) that may be required or appropriate in response to any summons, subpoena, order, deposition, interrogatory, request for documents, civil investigative demand or similar process, (iii) to the extent that such Seller or Buyer reasonably believes upon advice of outside counsel it is appropriate in order to comply with any law or regulatory authority, (iv) to such Seller’s or the Buyer’s (as the case may be) officers, directors, shareholders, investors, advisors, employees, members, partners, controlling persons, subsidiaries, Affiliates, representatives, auditors and agents provided that such Seller or the Buyer (as the case may be) will be liable for any disclosures by such Person in breach of this clause (c) assuming such Person had been bound hereby or (v) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by this Agreement.

(d) As soon as reasonably practicable following the date of this Agreement, the Company shall enforce its rights under all confidentiality agreements signed by other potential bidders to require the return or the destruction of all confidential information given to any such Person. This requirement does not apply to a confidentiality agreement signed by an investment bank or a potential bidder for less than 50 per cent of the Company Aircraft.

(e) By no later than August 4, 2011, the Buyer will issue a formal announcement regarding the signing of this Agreement, such announcement to be substantially in the form set out in Exhibit I.

Section 8.03. Filings and Authorizations; Consummation.

(a) Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all filings and submissions under Antitrust Laws and any other laws, rules and regulations applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts (which shall not require any party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Governmental Authorities and other Persons necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions.

(b) The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraph (a) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(c) Each party hereto shall promptly inform the other parties of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. The Buyer will advise the Sellers’ Representative promptly in respect of any understandings, undertakings or agreements (whether oral or written) which the Buyer proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 8.04. Resignations and Releases.

(a) The Sellers shall cause to be delivered to the Buyer on the Closing Date such resignations of members of the Board of Directors or other governing bodies, and the company secretaries, of the Companies and the Company Subsidiaries as are

designated in writing by the Buyer at least ten (10) days prior to the Closing Date, such resignations to be effective concurrently with the Closing, and to contain a statement that such directors and company secretaries have no claim for compensation for loss of office or for any other claim arising out of, concerning or related to the Companies and the Company Subsidiaries.

(b) Effective as of the Closing, the Sellers hereby forever release, waive and irrevocably discharge the members of the Board of Directors or other governing bodies, and the company secretaries, of the Companies and the Company Subsidiaries to the extent permitted by law, from and against any and all actions, causes of action, counterclaims, suits, damages, judgments, claims, demands, liabilities and losses, costs or expenses, and attorneys’ fees, whether in law or equity, of any nature whatsoever, known or unknown, suspected or unsuspected, that are connected with, arise out of, relate to or are otherwise based (as a whole or in part) on any acts, omissions, facts, matters, transactions or occurrences, directly or indirectly, relating to the Companies or the Company Subsidiaries.

(c) Effective as of the date of this Agreement, the Sellers agree to waive any pre-emptive rights or rights of first refusal in the Companies.

Section 8.05. Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 11, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

Section 8.06. Transfer of Capital Interests, Loan Notes and Aviation Loans. Except for the transactions contemplated by this Agreement or as set forth in Schedule 8.01, from the date hereof until the Closing Date, each Seller agrees that it shall not, without the prior written consent of the Buyer, transfer to any Person, record ownership of or any interest whatsoever in (a) any Capital Interests or (b) any Loan Notes or (c) any Aviation Loans.

Section 8.07. Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article 11, except for the transactions contemplated by this Agreement, the Sellers will not, and will cause the Companies, the Company Subsidiaries, and their respective representatives not to, directly or indirectly, solicit, encourage, continue or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with, or provide any information to, any

Person with respect to the sale of the Capital Interests, Aviation Loans or the Loan Notes or all or substantially all the assets of the Companies and the Company Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Companies and the Company Subsidiaries or their business.

Section 8.08. Certain Matters.

(a) At or prior to the Closing, the Sellers shall cause the Companies to terminate each of the employment agreements identified by the Buyer on Schedule 8.08(a). The Sellers shall cause to be paid to the applicable employees, at the Sellers’ sole cost and expense, any amounts payable upon such termination.

(b) At or prior to the Closing, the Sellers shall cause the Companies to terminate or transfer each of the Real Property Leases and Disclosed Documents identified by the Buyer on Schedule 8.08(b), other than the Dublin Lease, which shall remain with GAHF. All costs and expenses associated with or resulting from such terminations or transfers shall be borne by the Sellers at the Sellers’ sole cost and expense.

(c) At or prior to the Closing, the Sellers shall deliver a statement to the Buyer that sets forth: (i) any delinquent payments under any Lease as of June 30, 2011 and as of the Closing; and (ii) the outstanding amount of Indebtedness of each Company and Company Subsidiary as of June 30, 2011 and as of the Closing.

(d) At or prior to the Closing, the Sellers shall cause the Companies to terminate all of their employees, provided that the Sellers shall cause an affiliate of the Sellers’ Representative to contract with the four employees set forth on Schedule 8.08(a) (the “Irish Employees”, which term shall also include those claiming to be employees of GAHF or former employees of GAHF) to provide employment for a period of six months following the Closing Date and provide services pursuant to the Transition Services Agreement. Such employees shall work at the Dublin Property, pursuant to a fully-paid license to occupy the Dublin Property, for the period commencing on the Closing Date and ending on the six month anniversary thereof, with the right to perform administrative services on such premises.

(e) At or prior to Closing, the Sellers shall cause the approval of and deliver evidence of an Amended and Restated Memorandum and Articles of Association of GAHF Cayman and ratification of prior corporate actions, including:

(i) a certified copy of the Unanimous Decision (as defined in the Memorandum and Articles of Association of GAHF Cayman) of the board resolution of GAHF Cayman approving and recommending the adoption of amended and restated memorandum and articles of association in the agreed form;

(ii) a certified copy of a written resolution of all the shareholders of GAHF Cayman amending and restating the Memorandum and Articles of Association in the agreed form; and

(iii) a certified copy of a written resolution of all the shareholders of GAHF Cayman in the agreed form ratifying, approving and confirming in all respects certain prior corporate actions of the Company.

(f) At or prior to the Closing, the Sellers shall cause the ownership of the Sellers’ Representative to be transferred so that none of the equity of the Sellers’ Representative shall be owned directly or indirectly by any of the Companies.

(g) Sellers shall use their commercially reasonable efforts to assist the Buyer to obtain a certificate of insurance/reinsurance and brokers/reinsurance broker’s letter of undertaking with respect to each Aircraft naming such entities as the Buyer shall designate within five Business Days of this Agreement as an additional insured with respect to liability effective as of the Closing Date.

(h) At or prior to the Closing, the Sellers shall cause the Companies to pass resolutions and sign all documents necessary to change the signatories to the Companies’ bank accounts to such persons as the Buyer shall designate within five Business Days of this Agreement.

(i) The parties shall use commercially reasonable efforts to ensure that at Closing, neither the Aircraft on lease to Virgin Blue (MSN 30743) nor the engines designated as belonging to such Aircraft shall be located in the jurisdictions of Queensland and South Australia. If this Virgin Blue Aircraft (or the Engines designated to such Virgin Blue Aircraft) are located in Queensland or South Australia at the Closing Date, the Sellers may elect to close on the condition that relevant Queensland or South Australian Transfer Taxes are paid by the Sellers.

(j) At or prior to the Closing, the Sellers’ Representative shall use its reasonable best efforts to deliver the original copies of the documents listed in Schedule 8.08(j).

Section 8.09. Tax Matters.

(a) All Tax sharing and Tax allocation agreements between any Company or any Company Subsidiary, on the one hand, and any Seller or its respective Affiliates, on the other hand, shall be terminated as of the Closing. After the Closing, neither any Company nor any of the Company Subsidiaries shall have any further liabilities thereunder relating to any period (whether before or after the Closing).

(b) All withholding, transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be the responsibility of and be timely paid by the Buyer, other than as set forth in Section 8.08(i) or in relation to the transfer of Aviation where any such transfer, registration, stamp, documentary, sales, use and similar Taxes will be borne equally by the Seller and the Buyer. The Buyer shall be responsible for the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(c) To the extent the Buyer provides notice to the Sellers of its intention to make an election under Section 338(g) of the Code with respect to one or more of the Companies or the Subsidiaries, the Sellers shall, at Buyer’s expense, consent to, cooperate and provide commercially reasonable assistance to the Buyer in respect of such elections, including by providing notice of such elections to the direct or indirect owners of the Companies and the Subsidiaries to the extent such notice is necessary or appropriate under Section 338 of the Code and the U.S. Treasury Regulations thereunder.

(d) For the avoidance of doubt, this Section 8.09 shall survive the Closing in accordance with Section 12.01.

Section 8.10. Insurance.

(a) The Sellers shall cause the Companies to use commercially reasonable efforts to cooperate with the Buyer, at the Buyer’s expense, in obtaining contingency insurance with the Buyer as the beneficiary.

(b) The Sellers shall cause the Companies to inform the Buyer if any Company or any Company Subsidiary receives any written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Aircraft Policy.

Section 8.11. Certain Payment Delinquencies.

(a) During the period from the date of this Agreement to the Closing Date, the Sellers shall cause the Companies to take all action reasonably and lawfully necessary to collect all rental amounts, Maintenance Reserves and other outstanding lease payments as and when due. To the extent that there are any payment delinquencies under any of the Leases as of the Completion Accounts Date (“Outstanding Lease Payments”), the Sellers shall have the right at their own expense, and after prior consultation with the Buyer, the Sellers shall cause the Companies to take, whatever action they deem reasonably appropriate and necessary to recover the Outstanding Lease Payments. Notwithstanding the foregoing, the Sellers shall not cause the Companies to institute proceedings against any Lessee or related party in a court of law in the name of the applicable aircraft lessor or threaten any such action without the prior consent of the Buyer, such consent not to be unreasonably withheld or delayed. The Buyer shall, at the expense of the Sellers, provide commercially reasonable assistance as may be reasonably requested by the Sellers’ Representative (which, shall, at a minimum, include the issuing of invoices in the name of the applicable Company Subsidiary) to assist with the recovery of the Outstanding Lease Payments and any costs incurred in attempting to recover such Outstanding Lease Payments. The Buyer will ensure that it, BBAM LLC and BBAM

Aviation Services Limited, and their respective Subsidiaries and Affiliates will not take any action which might otherwise reasonably prejudice the recovery of such Outstanding Lease Payments and recovery costs. For the avoidance of doubt, (a) any rental amounts, Maintenance Reserves and other outstanding lease payments (including any invoiced recovery costs amounts) received from any Lessee or related party following the Completion Accounts Date up to but not exceeding an amount equal to the amount of the balance of Outstanding Lease Payments not yet paid and any invoiced recovery costs shall be paid to the Sellers in their respective Seller Purchase Price Percentage in satisfaction of the Outstanding Lease Payments; (b) nothing herein shall prevent the Companies from instituting court proceedings against a Lessee or related party prior to the Completion Accounts Date for any payment delinquencies that arise under the Leases prior to the Completion Accounts Date and the Buyer shall, at the expense of the Sellers, provide commercially reasonable assistance as may be reasonably requested by the Sellers’ Representative to assist with the continuance of such proceedings if they remain pending as of the Closing Date; and (c) any claims made in court proceedings instituted against any Lessee or related party in respect of Outstanding Lease Payments falling due on or before the Completion Accounts Date may include a claim for interest on the Outstanding Lease Payments and costs associated with such court proceedings, and any amounts paid by a Lessee or related party in respect of such interest and costs at any time following the Completion Accounts Date shall be paid to the Sellers in their Seller Purchase Price Percentage.

(b) On each monthly anniversary of the Completion Accounts Date, the Buyer must provide the Sellers’ Representative with updated information in connection with any rent-related delinquencies existing as at the Completion Accounts Date as requested by any Seller or the Sellers’ Representative.

(c) To the extent there are any rent-related delinquencies as of the Completion Accounts Date that are subsequently collected, any such amounts will be passed through to the Seller in their Seller Purchase Price Percentage promptly upon collection. In the event there are any maintenance reserve-related delinquencies as of the Completion Accounts Date, the Purchase Price will be adjusted downward by such amount in accordance with Article 2. Any such Maintenance Reserve amounts that are subsequently collected will be passed through to the Seller in their Seller Purchase Price Percentage promptly upon collection.

Section 8.12. Break Fee Agreement. That certain break fee letter agreement (the “Break Fee Agreement”), dated as of May 9, 2011, by and among the Buyer and the Sellers, is hereby terminated and of no further force or effect. Neither the Buyer nor the Sellers shall have any liabilities or obligations under the Break Fee Agreement.

Section 8.13. Financial Statements. The Sellers’ Representative shall cause the Companies to commence, in a manner consistent with prior practice, the preparation of audited consolidated (if applicable) balance sheets of the

Companies and the Company Subsidiaries as of June 30, 2011, and the related consolidated (if applicable) statements of income, shareholders’ equity (deficit) and cash flows of the Companies and the Company Subsidiaries to be audited by KPMG (other than Judbury which will be audited by Pitcher Partners) whose opinion thereon shall ultimately be included therewith, together with the notes and schedules thereto with an anticipated timeline as set forth in Schedule 8.13. The Buyer shall bear the out of pocket costs incurred in connection with these audits and preparation of Financial Statements and Tax Returns for the fiscal year ended June 30, 2011. For the avoidance of doubt, such audited consolidated (if applicable) balance sheets will not be finalized prior to Closing.

Section 8.14. Aircraft Inspections. Subject always to the relevant rights and obligations of the Company Subsidiaries under the relevant Aircraft Leases, the Sellers shall cause the Companies to use commercially reasonable efforts to make each of the Aircraft available for inspection by the Buyer.

Section 8.15. The Indemnifying Entity.

(a) The Indemnifying Entity shall use its commercially reasonable efforts to, until the date which is 24 months after the Closing Date, retain a net worth of not less than the Indemnifying Entity Minimum Net Worth.

(b) The Indemnifying Entity (or entities if section 8.15(c)(i) applies) shall, semi-annually after the Closing Date, provide a letter from a major accounting firm to the Buyer confirming that the Indemnifying Entity retains a net worth of not less than the Indemnifying Entity Minimum Net Worth.

(c) If, during the 18 month period after the Closing Date, the net worth of the Indemnifying Entity falls below the Indemnifying Entity Minimum Net Worth, the Indemnifying Entity shall:

(i) in respect of any amount less than the Indemnifying Entity Minimum Net Worth (“Indemnity Amount Differential”), provide one or two additional indemnifying entities with a combined net worth of not less than the Indemnity Amount Differential to combine to satisfy the Indemnifying Entity Minimum Net Worth requirements. Such additional indemnifying entity or entities must covenant by deed in favour of the Buyer to comply with the Indemnifying Entity’s unfulfilled obligations pursuant to this Agreement as if it was originally a party to this Agreement; or

(ii) deposit into an escrow account an amount of cash equal to 10% of the Purchase Price (the “Indemnity Escrow Account”), which shall be established pursuant to the Escrow Agreement, to hold in an account separate from the PPA Escrow Account and to distribute in accordance with the terms of this Agreement and the Escrow Agreement. The term of the Indemnity Escrow Account will be until the 18 month anniversary of the Closing, subject to extension to the extent of any pending indemnification claim.

Section 8.16. Management Agreements. At or prior to the Closing, the Sellers’ Representative shall have terminated any and all contractual arrangements between the Sellers and the Companies or their Subsidiaries without any liability to any Company or any of their respective Subsidiaries.

Section 8.17. GAAM Notification. If, during the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 11, the Sellers’ Representative, during the conduct of their business and operations in the ordinary course, becomes aware of any fact, circumstance or event that is material to the business or the Companies or that if it had occurred prior to the date hereof would cause any of the representations and warranties to be untrue as of the Closing Date as if such representations and warranties were to be repeated on the Closing Date, the Sellers shall make the Buyer aware of such fact, circumstance or event.

Section 8.18. Nord LB Consent.

(a) Buyer shall use its reasonable best efforts to obtain the Nord LB Consent as promptly as reasonably practicable, including using reasonable best efforts to enter into definitive agreements with respect thereto on terms and conditions that are economically consistent with the terms that are currently being discussed with Nord LB (the “Current Terms”).

(b) Buyer shall keep the Sellers’ Representative reasonably informed with respect to progress on obtaining the Nord LB Consent. Without limiting the foregoing, Buyer agrees to notify the Sellers’ Representative promptly, and in any event within five Business Days, if at any time (i) Nord LB notifies Buyer it does not intend to provide the Nord LB Consent to Buyer on the Current Terms, or (ii) for any reason Buyer no longer believes in good faith that it will be able to obtain terms consistent with the Current Terms.

Section 8.19. Post-Closing Covenants.

(a) By no later than 5 Business days after Closing, the Sellers shall deliver to Buyer the audited consolidated balance sheet of Judbury as of June 30, 2010 and the related statement of income and cash flows of Judbury as audited by its auditor, whose opinion thereon is included therewith, together with the notes and schedules thereto.

(b) By August 31, 2011, the Sellers’ Representative shall lodge the June 30, 2010 tax returns for Cecil and its Subsidiaries, Aviation and Judbury (in forms to be provided by Seller’s Representative) and shall cause Judbury to form a tax consolidated group for Australian tax purposes.

(c) By no later than 30 days after Closing, the Buyer shall ensure that GAAM UK Pty Limited is removed as process agent from all Disclosed Documents and replaced with the Replacement UK Process Agent, provided that Buyer’s obligation shall not extend beyond delivering the notices delivered to Buyer by Sellers pursuant to Section 9.03(d).

Section 8.20. HBOS Consent

Buyer shall comply with the requirements of clauses 6.1.2(b) and (c) and clause 6.1.4(a) of the HBOS Amended Restated Agreement.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement to proceed with the Closing hereunder are subject to the satisfaction of all of the following conditions on the relevant date, any one or more of which may be waived in writing by the Buyer:

Section 9.01. Representations and Warranties. Each of the representations and warranties of the Sellers contained herein shall be true and correct in all material respects as at the date of this Agreement (other than the representations and warranties in Section 6.19(a), which shall be true and correct as of the date of this Agreement), other than the representations and warranties of the Sellers contained in Sections 4.02, 4.05 and 4.06 and the representations and warranties of the Sellers contained in Sections 6.01, 6.02 and, 6.03 (the “Title Representations”), which shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on that date.

Section 9.02. Performance. The Sellers and the Companies shall have not: (i) wilfully breached a covenant required to be performed or complied with by the Sellers or the Companies under this Agreement on or prior to the Closing Date or (ii) breached a covenant required to be performed or complied with by the Sellers or the Companies under this Agreement on or prior to the Closing Date in a way that results in a Loss to the Sellers greater than $250,000 (taking into account breaches of covenants in the aggregate).

Section 9.03. Deliverables. Prior to or at the Closing, the Sellers and the Companies shall have delivered the following closing documents:

(a) a certificate of authorized officers of the Sellers and the Companies, dated as of the Closing Date, certifying on behalf of the Sellers and Companies that the conditions specified in Section 9.01 and Section 9.02 have been satisfied;

(b) the duly executed share transfer forms and assignments (as applicable) representing the Capital Interests, the Loan Notes and the Aviation Loans as provided in Section 2.03(a) (but subject always to the Buyer’s full compliance with its obligations pursuant to Sections 2.03(a)(i) to (iii)).

(c) written resignations of each of the directors and secretaries of each of the Companies and Company Subsidiaries in accordance with Section 8.04 (other than GAHF Cayman);

(d) notices from the Companies stating that GAAM UK Pty Limited is retiring as the UK process agent and is to be replaced by the Replacement UK Process Agent;

(e) the Estimated Purchase Price Calculations and the Closing Consideration Schedule;

(f) a certified copy of the board resolution of GAHF Cayman in the agreed form approving: the transfer of the shares representing the Capital Interests in GAHF Cayman from the Sellers to the Buyer; the transfer of the registered office of GAHF Cayman from Genesis Trust & Corporate Services Ltd to Maples Corporate Services Limited; the resignations of the existing directors and officers of GAHF Cayman and the appointment of the new directors and officers as proposed by the Buyer; the issue of a share certificate to the Buyer representing the shares purchased by the Buyer in GAHF Cayman;

(g) a certified copy of the board resolution of Aviation Trustee in the agreed form approving: the transfer of the Capital Interests in Aviation and Aviation Trustee from the Sellers to the Buyer; the transfer of the registered office of Aviation Trustee from Level 9, 161 Collins Street, Melbourne Victoria 3000 to c/o TMF Corporate Services (Aust) Pty Limited, Level 16, 201 Elizabeth Street, Sydney NSW 2000; the resignations of the existing directors and officers of Aviation Trustee and the appointment of the new directors and officers as proposed by the Buyer; the issue of certificates to the Buyer representing the Capital Interests purchased by the Buyer in Aviation and Aviation Trustee; revoking all outstanding powers of attorney granted by Aviation Trustee;

(h) a certified copy of the board resolution of Judbury in the agreed form approving: the transfer of the shares representing the Capital Interests in Judbury from the Sellers to the Buyer; the transfer of the registered office of Judbury from Level 9, 161 Collins Street, Melbourne Victoria 3000 to c/o TMF Corporate Services (Aust) Pty Limited, Level 16, 201 Elizabeth Street, Sydney NSW 2000; the resignations of the existing directors and officers of Judbury and the appointment of the new directors and officers as proposed by the Buyer; the issue of certificates to the Buyer representing the Capital Interests purchased by the Buyer in Judbury; revoking all outstanding powers of attorney granted by Judbury;

(i) a certified copy of the board resolution of each Subsidiary of Aviation Trustee and Judbury in the agreed form approving; the transfer of the registered office of that Subsidiary from Level 9, 161 Collins Street, Melbourne Victoria 3000 to c/o TMF Corporate Services (Aust) Pty Limited, Level 16, 201 Elizabeth Street, Sydney NSW 2000; the resignations of the existing directors and officers of those Subsidiaries and the appointment of the new directors and officers as proposed by the Buyer; revoking all outstanding powers of attorney granted by that Subsidiary;

(j) a certified copy of the register of directors and officers of GAHF Cayman as at not more than five Business Days before the Closing Date;

(k) a certified copy of the register of mortgages and charges of GAHF Cayman as at not more than five Business Days before the Closing Date;

(l) A certified true copy of the minutes of a meeting of the directors of each of the Sellers authorising the execution by the appropriate signatories on behalf of such Seller of this Agreement;

(m) deliver originals of the documents identified as originals in Schedule 9.03(f);

(n) the (i) Air France (HSBC France) letter of credit with issue date 18 November 2004 for instrument number 0038804 and (ii) Kingfisher Airlines (Punjab National Bank Bangalore) letter of credit with issue date 12 February 2009 for instrument number 2273FLG001609; and

(o) an updated Schedule 6.19(q), as of the month end immediately preceding the Closing Date.

Section 9.04. Legal Prohibition.

(a) All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

(b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of transactions contemplated hereby shall be in effect, and no proceeding or lawsuit shall have been commenced by any Governmental Authority for the purpose of obtaining any such order, decree, injunction, restraint or prohibition.

Section 9.05. Sellers’ Representative. All shares and units of the Sellers’ Representative shall have been transferred to the Sellers (or a nominee of the Sellers) and no Company shall have any direct or indirect interests in the Sellers’ Representative.

Section 9.06. Nord LB Consent. Buyer shall have received a consent from Norddeutsche Landesbank Girozentrale as required under paragraph 8 of Schedule 6, Part A of the Nord LB Facility (the “Nord LB Consent”). For the avoidance of doubt, the Buyer shall be responsible for the payment of any consent fees, transaction fees, work fees or the like, howsoever described, associated with obtaining the Nord LB Consent.

Section 9.07. Bank of Scotland Consent. The HBOS Amended Restated Agreement shall have been entered into on the terms set out in the amendment and restatement agreement attached to the email sent by Lee McLernon to Matthew Beach at 1.34am 29 July 2011 (Sydney, Australia time) and the Sellers shall have fully and completely paid the HBOS Consent Fee.

Section 9.08. Air France Letter. The Buyer shall have received a letter from Air France confirming that with regard to the Aircraft on lease to Air France (MSN 29) there have been no modifications (as defined in clause 12.7.1 in the aircraft lease agreement between Societe Air France and International Lease Finance Corporation dated 10 January 2003) to such Aircraft that would give rise to any lessor contributions (as defined in clause 12.8 in that Lease) under such Lease; provided, however, the failure of this condition shall not excuse the Buyer from closing but shall instead result in an Air France Reduction.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligations of the Sellers under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Sellers’ Representative on behalf of the Sellers:

Section 10.01. Representations and Warranties. Each of the representations and warranties of the Buyer contained herein shall be true and correct in all material respects (other than (i) the representations and warranties of the Buyer contained in Section 7.02, which shall be true and correct in all respects and (ii) such other representations and warranties that are qualified by a materiality standard, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date).

Section 10.02. Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 10.03. Officers’ Certificate. Prior to or at the Closing, the Buyer shall have delivered a certificate of an authorized officer of the Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 10.01 and Section 10.02 have been satisfied;

Section 10.04. Legal Prohibition.

(a) All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

(b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of transactions contemplated hereby shall be in effect, and no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition.

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual consent of the Buyer and the Sellers;

(b) at the election of the Buyer or the Sellers, if the Closing Date shall not have occurred on or before October 15, 2011 (the “Walk-Away Date”) or such later date as is agreed by the Buyer and Sellers, provided that the right to terminate this Agreement under this Section 11.01(b) shall not be available to a party if the failure of the Closing Date to occur on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c) at the election of the Buyer or the Sellers, if there shall have been any inaccuracy in or any breach by any Seller or any Company (taking into account the materiality thresholds in Sections 9.01 and 9.02), on the one hand, or the Buyer, on the other hand, respectively, of any representation or warranty, or breach of any covenant or agreement contained in this Agreement or any other agreement, document or certificate delivered pursuant hereto such that the conditions set forth in Section 9.01 or 9.02 or Section 10.01 or 10.02, as applicable, would be incapable of being satisfied by the Walk-Away Date (as such date may be extended in accordance with Section 11.01(b)); provided, that such breach shall not be curable or, if curable, shall not have been cured by the later of (x) the Walk-Away Date (as such date may be extended in accordance with Section 11.01(b)) and (y) the date that is thirty (30) calendar days after notice thereof; provided, further, that the notice (the “Buyer Notice”) must be given not later than one day before the Walk-Away Date (as such date may be extended in accordance with Section 11.01(b)) and the breaching party may not be the terminating party; or

(d) at the election of the Buyer or the Sellers’ Representative, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

Section 11.02. Cure Inaccuracy or Breach. For the avoidance of doubt the parties must accept financial compensation to cure an inaccuracy or breach of a type referred to in Section 11.01 where such financial compensation is quantifiable by the parties acting reasonably.

Section 11.03. Notification. A party must provide notice to the other parties as soon as it becomes aware of a fact or circumstance that may result in the conditions set forth in Sections 9.01 or 9.02 or Sections 10.01 or 10.02, as applicable, not being satisfied.

Section 11.04. Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 11.01, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Sections 8.02(b) and 8.02(c), this Section 11.04 and Article 13 shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.01. Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations and warranties of the Sellers, the Companies and the Buyer contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 4.01, 4.02, 4.05, 4.06, 6.01, 6.02, 6.03, 6.18, 6.19(a), 7.01, 7.02 and 7.05; (b) until 60 calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the matters contained in Section 6.11; (c) until the third anniversary of the Closing Date in the case of Section 6.13 and until the 18 month anniversary of the Closing Date in the case of all other representations and warranties (the “Survival Period Termination Date”); provided, however, that any representation, warranty that would otherwise terminate in accordance with clause (b) or (c) above will continue to survive if a notice of a claim shall have been given under this Article 12 on or prior to such the date on which it otherwise would terminate, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 12. Except as otherwise expressly provided in this Agreement, each covenant to be performed at or prior to the Closing shall survive until the 18 month anniversary of the Closing Date, and each covenant to be performed after the Closing (being those covenants at Sections 2.04(a), 2.04(f), 2.04(g), 8.02(b), 8.02(c), 8.02(d), 8.08(g), 8.08(h), 8.09, 8.13, 8.15(a), 8.15(b) and 8.15(c)) shall survive until the 12 month anniversary of any breach hereunder with respect to such covenant.

(b) A relevant claim in accordance with clause (a) above will however cease to be a claim and is taken to have been withdrawn unless legal proceedings in connection with the claim are commenced within six months after written notice of the claim is served on the party.

Section 12.02. Indemnification of the Buyer. The Indemnifying Entity and the Sellers jointly and severally (except in the case of breaches of Article 4 and 5, which will be several but not joint) shall indemnify and hold harmless the Buyer (the “Buyer Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Buyer Indemnified Party (whether or not due to third party claims) that, directly or indirectly, arise out of, result from, are based upon or relate to (a) any material inaccuracy in or any material breach of, as of the date respectively given of , any representation and warranty made by the Sellers in this Agreement or in any certificate delivered by the Sellers or the Companies pursuant to this Agreement; provided, however, that if any such representation or warranty (other than the representation and warranty contained in Section 6.17) is qualified in any respect by materiality or Material Adverse Effect, for purposes of this clause (a) such materiality or Material Adverse Effect qualification will in all respects be disregarded; (b) any material failure by the Sellers to duly and timely perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any document or other paper delivered by the Sellers pursuant to this Agreement; (c) any Excluded Liability; (d) any and all Employment Liability arising from or incurred by reason of any claims made under the Transfer Regulations, or otherwise, by any Irish Employee against the Buyer Indemnified Parties; (e) the Air France Reduction in the event of a failure of the condition contained in Section 9.08; and (f) for any Losses arising from LJCB Holdings failing to make the payments to Keybridge required by Section 2.04.

Section 12.03. Indemnification of the Sellers. The Buyer shall indemnify and hold harmless the Sellers (the “Seller Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party (whether or not due to third party claims) that, directly or indirectly, arise out of, result from, are based upon or relate to (a) the inaccuracy, as of the date of this Agreement or the Closing Date, of any representation or warranty made by the Buyer in this Agreement; provided, however, that if any such representation or warranty is qualified in any respect by materiality, for purposes of this paragraph such materiality qualification will in all respects be ignored and (b) any failure by the Buyer to perform or fulfill any of its covenants or agreements required to be performed by the Buyer under this Agreement

Section 12.04. Limitations.

(a) No amounts shall be payable as a result of Losses from any claim arising pursuant to this Agreement unless such Losses exceed $25,000 (any claim involving Losses equal to or less than such amount being referred to as a “De Minimis Claim”) or any other claim arising under this Agreement relating to a breach or alleged breach of a representation or warranty unless and until the Buyer Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in this Agreement in excess of $500,000 in the aggregate (not taking into account any De Minimis Claims), in which case the Buyer Indemnified Parties may bring a claim for all Losses in excess of such amount. Nothing in the preceding sentence shall apply to, or in any way limit the obligations of, an Indemnifying Party (a) under Section 12.05 to pay all reasonable defense costs in respect of third-party claims, (b) with respect to any Excluded Liabilities of which Judbury is the obligor or (c) any and all Employment Liabilities arising from or incurred by reason of any claims made under the Transfer Regulations, or otherwise, by any Irish Employee against the Buyer Indemnified Parties, provided however that notwithstanding anything to the contrary in this Agreement, no amount shall be payable in connection with pre-closing breaches of covenants until Losses resulting from pre-closing breaches of covenants exceed $25,000, in which case the Buyer Indemnified Parties may bring a claim for the full extent of such Losses. The maximum collective liability of the Sellers and the Indemnifying Entity under this Agreement shall not exceed 10% of Purchase Price in the aggregate (the “Indemnity Amount”). No amounts shall be payable as a result of any De Minimis Claims or any claim arising under Section 12.02 unless and until the Seller Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in this Agreement in excess of $500,000 in the aggregate (not taking into account any De Minimis Claims), in which case the Seller Indemnified Parties may bring a claim for all Losses in excess of such amount and the maximum liability of the Buyer under this Agreement shall not exceed the Indemnity Amount. Notwithstanding the foregoing, the maximum collective liability of the Sellers and the Indemnifying Entity with respect to any claim for indemnity based on any of Sections 4.01, 4.02, 4.05, 4.06, 6.01, 6.02, 6.03, 6.18, 6.19(a), 7.01, 7.02, 7.05, and 8.01 (c), (f) and (o) or any Excluded Liability shall not be the Indemnity Amount but shall not exceed the Purchase Price. Notwithstanding the foregoing, the De Minimis Claim limitation set out above shall not apply to any Air France Reduction.

(b) An Indemnifying Party is not liable to an Indemnified Party for any claim under or in relation to or arising out of this Agreement including a breach of a representation or warranty (a) to the extent that the claim arises or is increased as a result of any change in applicable accounting standards after June 30, 2011 or any change in accounting policies applied on or after June 30, 2011 from those used by a party before the date of this Agreement and (b) if the claim is as a result of or in respect of any law or regulation not in force at the date of this Agreement (including any legislation or regulation which takes effect retrospectively and (c) to the extent that the claim or Loss in relation to the claim is remediable, provided it is remedied to the satisfaction of the Indemnified Party, acting reasonably, within 60 days after the Indemnifying Party receives written notice of the claim in accordance with Section 12.05(a), provided that to the extent any such 60 day remedy period begins after the 12th month of the relevant 18 month survival period for the relevant representation, warranty or covenant, the remaining six month survival period shall be tolled for such remedy period.

(c) Where an Indemnified Party is or may be entitled to recover from some other person any sum, including by way of contract, indemnity, under a policy of insurance or otherwise, in respect of any matter or event which could give rise to a claim under this Agreement, the Indemnified Party must use its reasonable endeavors to recover that sum before making the claim, keep the Indemnifying Party informed of the conduct of such recovery; and reduce the amount of any subsequent claim against the Indemnifying Party for the same or similar Loss by the amount recovered, provided, however, this provision shall not apply to representation and warranty insurance obtained by the Buyer, if any. If the recovery is delayed until after the claim has been paid by the Indemnifying Party, the recovered amount must be paid to the Indemnifying Party after deduction of all reasonable costs and expenses of the recovery.

(d) An Indemnified Party must take all reasonable action to mitigate any Loss suffered for which a claim could be made. Nothing in this Agreement restricts or limits any general obligation at law to mitigate any Loss or damage. If an Indemnified Party does not comply with this obligation where such compliance would have mitigated the Loss, the Indemnifying Party will not be liable for the amount by which the Loss would have been reduced.

(e) The sole remedies of the Buyer Indemnified Parties in connection with the sale and purchase of the Capital Interests, Loan Notes and Aviation Loans will be as set out in this Agreement.

(f) Each of the parties to this Agreement acknowledges, and represents and warrants to each other party that is has neither made nor given, nor relied upon, any representation, warranty, promise or undertaking, statement or conduct in entering into or agreeing to the terms and conditions of this Agreement except those representations and warranties as expressly set out in this Agreement and except as set forth herein, the Sellers are selling the Companies on an “as is, where is basis” and to the fullest extent allowed by law, disclaim all other warranties, representations and guarantees, whether express or implied.

(g) Except with respect to Losses actually awarded or otherwise payable by any Indemnified Party pursuant to a third party claim brought against an Indemnified Party, no Indemnified Party shall be entitled to indemnification pursuant to this Article 12 for lost profits, punitive damages, exemplary damages, special damages or similar damages (including damages calculated as or based on a multiple of earning or lost proceeds or profits or similar methodology).

Section 12.05. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article 12 shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article 12, it shall promptly notify the Indemnifying Party in writing of such claim. The failure to provide such notice promptly will not affect any rights hereunder except to the extent the Indemnifying Party is prejudiced thereby.

(b) If such claim involves a claim by a third party against the Indemnified Party, and provided the claim by the Indemnified Party is not of a type for which the Indemnifying Party’s liability may be limited by Section 12.04, the Indemnifying Party may, within 20 days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof (in which case any Loss associated therewith shall be the sole responsibility of the Indemnifying Party), provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. If the Indemnified Party determines in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding the foregoing, (i) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 12.05(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, (ii) the Indemnified Party may take over the control of the defense or settlement of a third party claim at any time if it irrevocably waives its right to indemnity under this Article 12 with respect to such claim and (iii) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld. In circumstances where the Indemnifying Party elects to assume the settlement or defense of a third party claim against an Indemnified Party, the Indemnified Party must allow the Indemnifying Party reasonable access to it business premises and records in support of that defense or settlement. If the Indemnifying Party is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the 20 day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the reasonable expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate to a reasonable extent with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such reasonable defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any defense costs required to be paid by the Indemnifying Party shall be paid as incurred, promptly against delivery of invoices therefor.

Section 12.06. Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by law (including by a determination of a Tax authority that, under applicable law, is not subject to further review or appeal). If an indemnification payment by law cannot be treated as an adjustment to Purchase Price, the Indemnifying Party will pay an amount to the Indemnified Party that reflects the hypothetical Tax consequences of the receipt or accrual of such indemnification payment, using the maximum applicable statutory rate (or, in the case of an item that affects more than one Tax, rates) of Tax and reflecting, for example, the effect of deductions available for Taxes such as state and local income Taxes.

Section 12.07. Manner of Payment; Escrow.

(a) Any indemnification of the Seller Indemnified Parties or the Buyer Indemnified Parties pursuant to this Article 12 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, within 15 days after the final determination thereof; provided that except in the case of a breach of a representation or warranty contained in Article 4 and 5, any indemnification owed by the Indemnifying Entity or the Sellers to the Buyer Indemnified Parties pursuant to Section 12.02 shall first be satisfied from any funds in the

Indemnity Escrow Account (if it has been established pursuant to this Agreement); provided, further that the Indemnifying Entity shall be jointly and severally liable with the Sellers for any indemnification owed by the Sellers to the Buyer Indemnified Parties pursuant to Section 12.02 in excess of any funds in the Indemnity Escrow Account subject to in all cases the limitations in this Article 12 and the Buyer may make demand on the Indemnifying Entity without making any demand on the Sellers.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, that in accordance with Section 2.05, the Sellers’ Representative shall have the power to execute any amendment to this Agreement on behalf of the Sellers, and the Buyer shall be entitled to conclusively rely upon such execution.

Section 13.03. Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents delivered pursuant to this Agreement, and the Confidentiality Agreement, contain all of the terms, conditions, representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Companies and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 13.04. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 13.05. Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by telecopier with receipt confirmed, or (c) if delivered by certified mail, registered mail or courier service, with return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to a Seller:

Global Aviation Holdings Pty Limited ACN 113 830 112,

LJCB Global Investments Pty Limited ACN 131 753 369,

LJCB International Aviation Holdings Pty Limited ACN 113 830 121,

LJCB Management Pty Ltd ACN 123 967 546 As Trustee Of The LJCB Management Unit Trust

LJCB Investments Pty Ltd ACN 111 110 877 As Trustee Of The LJCB Family Trust,

LJCB Holdings Pty Ltd ACN 113 830 103

Level 9, South

161 Collins Street

MELBOURNE, VIC 3000

Australia

LJCB OA Pty Ltd ACN 142 847 658

C/- CWC Family Office Pty Ltd

Level 21, Darling Park, Tower 2

201 Sussex Street

SYDNEY NSW 2000

Woolley GAL Pty Limited ACN 133 408 161,

c/- Crowe Horwath

Level 15

309 Kent Street

SYDNEY, NSW 2000

With a copy (which shall not constitute notice) to:

Henry Davis York

44 Martin Place

Sydney NSW 2000, Australia

Attention: Alex Mufford

Telecopier: +61 2 9947 6999

If to the Sellers’ Representative:

Global Aviation Asset Management Pty Ltd

Level 19, Gateway Building

1 Macquarie Place

Sydney, NSW, 2000

Australia

Attention: Managing Director

Telecopier: +61 2 8456 5599

If to the Buyer or, after the Closing, to any Company or any Company Subsidiary:

Fly Leasing Limited

West Pier

Dun Laoghaire

Co. Dublin, Ireland

Attention: General Counsel

Telecopier: +353-1-231-1901

With a copy (which shall not constitute notice) to:

BBAM Limited Partnership

525 Market Street

33rd Floor

San Francisco, CA 94105

Attention: General Counsel

Telecopier: +1 415 618-3337

With a copy (which shall not constitute notice) to:

Clifford Chance LLP

31 West 52nd Street

New York, New York 10019-6131

Attention: Zarrar Sehgal and Brian Hoffmann

Telecopier: +1 212 878-8375

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.05.

Section 13.06. Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Schedules delivered by the Companies or the Sellers or in any of the Exhibits attached hereto, under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement if the relevance of such disclosure to such other sections is readily apparent on its face in light of the form and substance of the disclosure made. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Sellers, individually or collectively, or the Companies to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.

(b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 13.07. Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 13.08. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void. The Buyer may, without any such consent, assign in whole or in part the benefit of this Agreement to any one or more of its Affiliates provided that such assignment should not relieve the Buyer of any liabilities or obligations pursuant to this Agreement.

Section 13.09. No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

Section 13.10. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 13.11. Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York, United States of America without giving effect to the principles of conflict of laws thereof.

Section 13.12. Consent to Jurisdiction and Service of Process. Each of the parties (a) submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 13.05. Nothing in this Section 13.12, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 13.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 13.15. Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 13.16. Interpretation. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

FLY LEASING LIMITED

By:
Name:
Title:

LJCB GLOBAL INVESTMENTS PTY LIMITED

By:
Name:
Title:

GLOBAL AVIATION HOLDINGS PTY LIMITED

By:
Name:
Title:

LJCB INTERNATIONAL AVIATION HOLDINGS PTY LIMITED

By:
Name:
Title:

WOOLLEY GAL PTY LIMITED

By:
Name:
Title:

LJCB OA PTY LTD

By:
Name:
Title:

LJCB MANAGEMENT PTY LTD ATF THE LJCB MANAGEMENT UNIT TRUST

By:
Name:
Title:

LJCB INVESTMENTS PTY LTD ATF THE LJCB FAMILY TRUST

By:
Name:
Title:

GLOBAL AVIATION ASSET MANAGEMENT PTY LTD AS TRUSTEE OF THE GLOBAL AVIATION ASSET MANAGEMENT UNIT TRUST

By:

LJCB HOLDINGS PTY LTD

By:

KAFIG PTY LTD

By:
Name:
Title: